Exhibit 2.3

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WELLPOINT, INC.,

LIGHT ACQUISITION CORP.,

AND

LUMENOS, INC.

Dated as of May 2, 2005

Exhibit A—Form of Stockholder Support Agreement
Exhibit B—Form of Indemnification Agreement
Exhibit C—Employment Agreement Executives
Exhibit D—Form of Certificate of Merger for the State of Delaware
Exhibit E—Article FOURTH of Company’s Certificate of Incorporation
Exhibit F—List of January 19 Option Holders
Exhibit G—Executives
Exhibit H—Form of Escrow Agreement
Exhibit I—Persons Not Participating in Indemnity Escrow
Exhibit J—Financial Statements and Interim Financial Statements
Exhibit K—Form of Secretary’s Certificate for Company

Company Disclosure Letter

[Upon the request of the Securities and Exchange Commission, the registrant will furnish copies of the attachments hereto.]

i

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is dated as of May 2, 2005, by and among WellPoint, Inc., an Indiana corporation (“Parent”), Light Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Lumenos, Inc., a Delaware corporation (“Company”) (Parent, Merger Sub, and Company shall be referred to herein individually as a “Party” and collectively as the “Parties”).

RECITALS

A. Each Party’s Board of Directors believes that it is advisable and in the best interests of the respective Party and the respective Party’s stockholders that Parent acquire Company through the statutory merger of Merger Sub with and into Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, all of Company’s issued and outstanding shares of (i) Class A common stock (the “Class A Common Shares”), (ii) Class B common stock (the “Class B Common Shares”) (Class A Common Shares and Class B Common Shares to be referred to collectively herein as the “Common Shares”), (iii) Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Shares”), and (iv) Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Shares”) (the Series A-1 Preferred Shares and the Series B-1 Preferred Shares to be referred to collectively herein as the “Preferred Shares”, and the Common Shares and the Preferred Shares to be referred to collectively herein as the “Company Shares”), each having a par value of $0.01 per share, will be converted into the right to receive such portion of the Merger Consideration (as defined below), if any, as set forth in this Agreement, and no options or warrants will remain outstanding.

C. Parent will place fifteen percent (15%) of the Merger Consideration into escrow, the release of which will be contingent upon certain events and conditions as described herein and in the Escrow Agreement (as defined below).

D. Contemporaneous with the execution and delivery of this Agreement, as a condition and an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, Parent is entering into stockholder support agreements in the form attached hereto as Exhibit A (the “Stockholder Support Agreements”) with such number of the Company Stockholders (as defined below) that own at least seventy-five percent (75%) of the Company Shares determined on a fully diluted, as converted basis and an Indemnification Agreement with certain Company Stockholders (defined below) signatory thereto in the form attached as Exhibit B (the “Indemnification Agreement”).

E. The Parties desire to make certain representations and warranties and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.	Definitions.

As used in this Agreement, the following capitalized terms and phrases have the meanings specified in this Section 1. Other terms and phrases may be defined in the text of this Agreement, and those terms and phrases shall have the meanings ascribed to them.

1.1 “24/7” has the meaning set forth in Section 4.14(j) below.

1.2 “Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

1.3 “Affiliate” shall have the meaning set forth in Rule 501 of Regulation D under the Securities Act of 1933, as amended.

1.4 “Agreement” means this Agreement and Plan of Merger and all incorporated exhibits, schedules (including Company Disclosure Letter (as defined below)), and all written amendments, if any, executed with or after the execution of this Agreement and Plan of Merger.

1.5 “Anniversary Date” has the meaning set forth in Section 2.1.4.5(b) below.

1.6 “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the States of New York or Indiana are authorized or required by law or other governmental action to close.

1.7 “Certificates” has the meaning set forth in Section 2.2.1(b) below.

1.8 “Class A Common Shares” has the meaning set forth in the Recitals above.

1.9 “Class B Common Shares” has the meaning set forth in the Recitals above.

1.10 “Closing” means the closing of the transaction contemplated by this Agreement, which shall take place at the offices of Gardner, Carton & Douglas, LLP commencing at 9:30 a.m. local time within one (1) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may determine.

1.11 “Closing Date” means the date of the Closing as determined in accordance with Section 1.10 above.

1.12 “Code” means the Internal Revenue Code of 1986, as amended, and any rules and regulations promulgated thereunder.

1.13 “Common Shares” has the meaning set forth in the Recitals above.

1.14 “Common Stock Certificate” has the meaning set forth in Section 2.1.4.3 below.

1.15 “Company” has the meaning set forth in the Preamble above.

1.16 “Company Disclosure Letter” means the letter signed and delivered by Company to Parent simultaneous with this Agreement containing information required by this Agreement, including exceptions to the representations and warranties of Company.

1.17 “Company Intellectual Property” has the meaning set forth in Section 4.14(a) below.

1.18 “Company Shares” has the meaning set forth in the Recitals above.

1.19 “Company Stockholders” means the holders of the Company Shares.

1.20 “Company Stockholders’ Representatives” means Marlene R. Krauss, M.D., Michael Kluger, Zubeen Shroff, and Charlton Tooke.

1.21 “Contract” means any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, understanding, arrangement, contract, commitment, lease, franchise agreement or other instrument or obligation (whether oral or written), each including all amendments thereto.

1.22 “Corporate Law” has the meaning set forth in Section 2.1.1 below.

1.23 “D&O Insurance” has the meaning set forth in Section 9 below.

1.24 “Deductible” has the meaning set forth in Section 7.5 below.

1.25 “Disbursing Agent” has the meaning set forth in Section 2.2.1(a) below.

1.26 “Dissenting Shares” has the meaning set forth in Section 2.2.1(b) below.

1.27 “Dissenting Stockholder” has the meaning set forth in Section 2.3 below.

1.28 “Effective Time” has the meaning set forth in Section 2.1.2 below.

1.29 “Employee Benefit Plans” has the meaning set forth in Section 4.21(a) below.

1.30 “Employment Agreements” means employment agreements entered into between Company and the persons listed on Exhibit C in forms acceptable to Parent, which such Employment Agreements shall be entered into simultaneously with the execution of this Agreement and shall be conditioned upon the occurrence of, and shall be effective upon, the Closing hereunder and the consummation of the Merger.

1.31 “Environmental Requirements” means all Laws and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substance (defined below).

1.32 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any rules and regulations promulgated thereunder.

1.33 “Escrow Account” has the meaning set forth in Section 2.1.4.7 below.

1.34 “Escrow Agent” has the meaning set forth in Section 2.1.4.7 below.

1.35 “Escrow Agreement” has the meaning set forth in Section 2.1.4.7 below.

1.36 “Escrow Amount” has the meaning set forth in Section 2.1.4.7 below.

1.37 “Executive” or “Executives” has the meaning set forth in Section 2.1.4.5(c) below.

1.38 “Financial Statements” has the meaning set forth in Section 4.8(a) below.

1.39 “GAAP” means United States generally accepted accounting principles as in effect from time to time.

1.40 “Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

1.41 “Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.42 “Hazardous Substance” means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic or radioactive or to which exposure is otherwise regulated, under any Environmental Requirements. Hazardous Substance includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, or petroleum, or any derivative or by product thereof, flammable materials, explosives, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

1.43 “HIPAA” has the meaning set forth in Section 4.14(h) below.

1.44 “Holdback Second Anniversary Date” has the meaning set forth in Section 2.1.4.5(c) below.

1.45 “Holdback Option Cash Payment” has the meaning set forth in Section 2.1.4.5(c) below.

1.46 “Indebtedness” of any Person shall mean and include (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) indebtedness secured by a Security Interest on assets or properties of such Person, (vi) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (vii) obligations under any interest rate, currency or other hedging agreement or (viii) guarantees or other contingent liabilities (including so called take-or-pay or keep-well agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (i) through (vii) above. Indebtedness shall not, however, include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course of Business and shall not include the endorsement of negotiable instruments for collection in the Ordinary Course of Business or up to $400,000 of letters of credit or security deposits on real estate or capital leases.

1.47 “Indemnification Agreement” has the meaning set forth in the Recitals above.

1.48 “Indemnified Party” has the meaning set forth in Section 7.4.1 below.

1.49 “Indemnifying Party” has the meaning set forth in Section 7.4.1 below.

1.50 “Indemnity Escrow Amount” has the meaning set forth in Section 2.1.4.7 below.

1.51 “Indemnity Escrow Participants” shall mean all Company Stockholders, Option Holders and Warrant Holders set forth on Exhibit I.

1.52 “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all domestic and foreign patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (b) all domestic and foreign trademarks, service marks, trade dress, logos, other indicia of origin, trade names, corporate names, Internet domain names and Universal Resource Locators (“URLs”) together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all registered and unregistered copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets, proprietary technical data, customer lists, know-how, processes, procedures and similar technology databases and data collections, (f) all computer software (including source code and object code, data and related system user and other documentation), (g) all copies and tangible embodiments thereof (in whatever form or medium), and (h) all Proprietary Rights relating to any Intellectual Property described in (a) through (g).

1.53 “Interim Financial Statements” has the meaning set forth in Section 4.8(b) below.

1.54 “January 19 Options” has the meaning set forth in Section 2.1.4.5(b) below.

1.55 “January 19 Option Escrow Amount” has the meaning set forth in Section 2.1.4.5(b) below.

1.56 “January 19 Option Holder” has the meaning set forth in Section 2.1.4.5(b) below.

1.57 “Knowledge” means the actual knowledge, after reasonable investigation, of the following executive officers of Company: Charlton Tooke, Tina Blasi, Charles Winters, Morgan Mahon, Doug Kronenberg, and Chad Pomeroy.

1.58 “Laws” means foreign, federal, state, and local (including agencies thereto) laws, statutes, constitutions, ordinances, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder.

1.59 “Leases” has the meaning set forth in Section 4.13 below.

1.60 “Letter of Transmittal” has the meaning set forth in Section 10.2.3 below.

1.61 “Light Asset Sale” has the meaning set forth in Section 4.9 below.

1.62 “Light Asset Sale Agreement” has the meaning set forth in Section 4.9 below.

1.63 “Light Sub” has the meaning set forth in Section 4.3(a) below.

1.64 “Light TPA” has the meaning set forth in Section 4.3(a) below.

1.65 “Losses” shall mean any and all assessments, losses, fines, judgments, costs, damages and expenses, including without limitation, interest, penalties, cost of investigation and defense, and attorneys’ and other professional fees and expenses and all amounts paid in settlement of the foregoing.

1.66 “Material Adverse Change” means any event, change, or occurrence that, individually or together with any other events, changes, or occurrences, has or could reasonably be expected to have a material adverse effect on the (a) the financial condition, business, assets, operations, liabilities, or results of operations of the Party in question and the Subsidiaries, taken as a whole, or (b) the ability of a Party to perform its obligations under this Agreement or to consummate the transactions contemplated hereby, other than any event, change, or occurrence resulting from the taking of any action required by, this Agreement and the other agreements contemplated hereby.

1.67 “Merger” has the meaning set forth in the Recitals above.

1.68 “Merger Consideration” shall mean (i) $185,055,300, minus (ii) any Indebtedness outstanding at the Closing Date or repaid between the Most Recent Fiscal Year End and the Closing Date (other than the Orix/Oxford Debt) and minus (iii) Transaction Costs.

1.69 “Merger Filing” has the meaning set forth in Section 2.1.2 below.

1.70 “Merger Sub” has the meaning set forth in the Preamble above.

1.71 “Most Recent Balance Sheet” means Company’s unaudited consolidated balance sheet as at March 31, 2005.

1.72 “Most Recent Fiscal Year End” has the meaning set forth in Section 4.8(a) below.

1.73 “Option Cash Payment” has the meaning set forth in Section 2.1.4.5(a) below.

1.74 “Option Holder” means each of the holders of Company’s Options.

1.75 “Options” has the meaning set forth in Section 2.1.4.5(a) below.

1.76 “Oral Agreement” has the meaning set forth in Section 4.16 below.

1.77 “Ordinary Course of Business” means the ordinary course of business of the relevant Person consistent with past custom and practice.

1.78 “Originally Signed” or “Original Signature” has the meaning set forth in Section 11.17.2 below.

1.79 “Orix/Oxford Debt” shall mean Indebtedness totaling $8,089,923.21 in the aggregate owing to Orix Venture Finance LLC and Oxford Finance Corp.

1.80 “Outside Date” has the meaning set forth in Section 8.1.2(ii) below.

1.81 “Overlap Period” means a taxable year or period that begins on or prior to the Closing Date and ends after the Closing Date.

1.82 “Parent” has the meaning set forth in the Preamble above.

1.83 “Parent Indemnitee” has the meaning set forth in Section 7.2(a) below.

1.84 “Parent Parties” shall mean, before Closing, Parent and Merger Sub, and after Closing, Parent and the Surviving Corporation.

1.85 “Party” or “Parties” has the meaning set forth in the Preamble above.

1.86 “Payment Fund” has the meaning set forth in Section 2.2.1(a) below.

1.87 “Per Common Share Merger Consideration” has the meaning set forth in Section 2.1.4.3 below.

1.88 “Per Preferred Share Merger Consideration” has the meaning set forth in Section 2.1.4.4 below.

1.89 “Permit” has the meaning set forth in Section 4.33 below.

1.90 “Permitted Security Interests” has the meaning set forth in Section 4.7 below.

1.91 “Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited liability company, other entity, or a Governmental Authority.

1.92 “Pre-Closing Period” has the meaning set forth in Section 4.12 below.

1.93 “Preferred Shares” has the meaning set forth in the Recitals above.

1.94 “Preferred Stock Certificate” has the meaning set forth in Section 2.1.4.4 below.

1.95 “Proprietary Rights” means any and all rights and privileges provided under the Intellectual Property and other laws of the United States, the individual states thereof, and jurisdictions foreign thereto, and the goodwill associated therewith.

1.96 “Representative Parties” has the meaning set forth in Section 10.3.3 below.

1.97 “Security Interest” means any mortgage, pledge, lien, encumbrance, claim, charge, equities, conditional sales, charge, or other restrictions or security interest.

1.98 “Series A-1 Preferred Shares” has the meaning set forth in the Recitals above.

1.99 “Series B-1 Preferred Shares” has the meaning set forth in the Recitals above.

1.100 “Server” has the meaning set forth in Section 4.14(j) below.

1.101 “SG Cowen” has the meaning set forth in Section 4.10 below.

1.102 “SG Cowen Engagement Letter” has the meaning set forth in Section 4.10 below.

1.103 “Sites” has the meaning set forth in Section 4.14(j) below.

1.104 “Source Materials” has the meaning set forth in Section 4.14(i).

1.105 “Stock Plans” has the meaning set forth in Section 2.1.4.5(a) below.

1.106 “Stockholder Indemnitee” has the meaning set forth in Section 7.3 below.

1.107 “Stockholders Agreement” has the meaning set forth in Section 4.2 below.

1.108 “Stockholder Support Agreements” has the meaning set forth in the Recitals above.

1.109 “Subsidiaries” has the meaning set forth in Section 4.3(a) below.

1.110 “Survival Period” has the meaning set forth in Section 7.1 below.

1.111 “Surviving Corporation” has the meaning set forth in Section 2.1.1 below.

1.112 “Tax Matter” has the meaning set forth in Section 7.4.4(a) below.

1.113 “Tax Return” means any return, report, declaration, estimate, claim for refund, or other information return, statement or information required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.114 “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person or other entity.

1.115 “Third Party Claim” has the meaning set forth in Section 7.4.1 below.

1.116 “Transaction Costs” means the fees and expenses of any advisor or other third party paid or payable by Company or any Subsidiary in connection with the transactions contemplated by this Agreement including any fees and expenses of Lehman Brothers, Inc. or Gardner Carton & Douglas LLP and fees payable to the Escrow Agent attributable to administration of the January 19 Option Escrow Amount.

1.117 “URLs” has the meaning set forth in Section 1.52 above.

1.118 “VEBAs” has the meaning set forth in Section 4.21(a) below.

1.119 “WARN Act” has the meaning set forth in Section 4.20(g) below.

1.120 “Warrant” has the meaning set forth in Section 2.1.4.6 below.

1.121 “Warrant Cancellation Payment” has the meaning set forth in Section 2.1.4.6 below.

1.122 “Warrant Holder” means each holder of Warrants.

2.	The Basic Transaction.

2.1 The Merger.

2.1.1 Generally. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (referred to herein as the “Corporate Law”), at the Effective Time, Merger Sub will be merged with and into Company, Merger Sub’s separate corporate existence will cease, and Company will continue as the surviving corporation and as a wholly-owned subsidiary of Parent. Company, as the surviving corporation after the Merger, is sometimes referred to as the “Surviving Corporation.”

2.1.2 Effective Time of the Merger. The Merger shall become effective (“Effective Time”) at the time of the acceptance of the filing of the Certificate of Merger by the Secretary of State of the State of Delaware, in substantially the form set forth on Exhibit D, attached hereto (the “Merger Filing”), or at such later time to which the Parties have agreed and designated in the Merger Filing. The Merger Filing shall be made on the Closing Date.

2.1.3 Effect of the Merger.

2.1.3.1 At the Effective Time, the effect of the Merger will be as provided under the Corporate Law. Without limiting the effect of the foregoing and subject thereto, at the Effective Time, all of Company’s and Merger Sub’s property, rights, privileges, powers, and franchises will vest in the Surviving Corporation, and all debts, liabilities, and duties of Company and Merger Sub will become the Surviving Corporation’s debts, liabilities, and duties.

2.1.3.2 The certificate of incorporation and the bylaws of the Surviving Corporation shall be amended to be the same as the certificate of incorporation and the bylaws of Merger Sub immediately prior to the Effective Time until thereafter amended except that Article I of the Surviving Corporation’s certificate of incorporation shall be amended to reflect that the Surviving Corporation’s name shall be Lumenos, Inc.

2.1.3.3 The directors of Merger Sub immediately prior to the Effective Time shall continue as directors of the Surviving Corporation as of the Effective Time, and all shall serve in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified.

2.1.3.4 The officers of Merger Sub immediately prior to the Effective Time shall continue as officers of the Surviving Corporation (retaining their respective positions and terms of office) as of the Effective Time, and shall serve in accordance with the bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified.

2.1.4 Effect on Capital Stock. At the Effective Time, because of the Merger and without any action on the part of Parent, Merger Sub, or Company:

2.1.4.1 Cancellation of Parent-Owned and Company-Owned Stock. Each Company Share that Merger Sub, Parent, Company or any direct or indirect wholly-owned subsidiary of Parent or Company owns immediately prior to the Effective Time will be canceled and extinguished, and no payment or distribution will be made with respect thereto.

2.1.4.2 Common Stock of Merger Sub. Each share of Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of the Surviving Corporation’s common stock. Each stock certificate of Merger Sub evidencing ownership of any such shares will from and after the Effective Time evidence ownership of shares of the Surviving Corporation’s common stock, so that, after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

2.1.4.3 Conversion of Common Shares. Subject to Section 2.3, Section 2.1.4.7 (with respect only to Indemnity Escrow Participants), Section 2.1.4.8 and the last sentence of Section 2.1.4.9 hereof, each Class A Common Share and each Class B Common Share issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive an amount in cash equal to such portion of the Merger Consideration plus the aggregate amount of the exercise price of the Options entitled to an Option Cash Payment (as defined below) and the aggregate amount of the exercise price of the Warrants entitled to a Warrant Cancellation Payments (as defined below) allocable to the Common Shares (the “Per Common Share Merger Consideration”) as calculated pursuant to Article FOURTH of Company’s Certificate of Incorporation, as amended, a copy of which is attached hereto as Exhibit E. All Common Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and the holder of a certificate that immediately prior to the Effective Time represented outstanding Common Shares (a “Common Stock Certificate”) will cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Common Stock Certificate, the Per Common Share Merger Consideration.

2.1.4.4 Conversion of Preferred Shares. Subject to Section 2.3, Section 2.1.4.7 (with respect only to Indemnity Escrow Participants), Section 2.1.4.8 and the last sentence of Section 2.1.4.9 hereof each Series A-1 Preferred Share and each Series B-1 Preferred Share issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive an amount in cash equal to such portion of the Merger Consideration plus the aggregate amount of the exercise price of the Options entitled to an Option Cash Payment (as defined below) and the aggregate amount of the exercise price of the Warrants entitled to a Warrant Cancellation Payments (as defined below) allocable to the Preferred Shares (the “Per Preferred Share Merger Consideration”) as calculated pursuant to Article FOURTH of Company’s Certificate of Incorporation, as amended, a copy of which is attached hereto as Exhibit E. All Preferred Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and the holder of a certificate that immediately prior to the Effective Time, represented outstanding Preferred Shares (a “Preferred Stock Certificate”) will cease to have any rights with respect thereto, except the right to receive, on the surrender of such Preferred Stock Certificate, the Per Preferred Share Merger Consideration.

2.1.4.5 Stock Option and Other Plans. (a) Prior to the Effective Time, the Board of Directors of Company (or, if appropriate, any committee thereof) shall take all actions and shall obtain all necessary consents and releases from all of the holders of all the outstanding stock options and other rights to purchase Common Stock (the “Options”) heretofore granted under any Company stock option plan or otherwise (the “Stock Plans”) and entitled to an Option Cash Payment hereunder, to (i) provide for the cancellation, effective at the Effective Time, subject to the payment provided for in the next sentence being made, of all Options, (ii) terminate, as of the Effective Time, the Stock Plans and any other plan, program, or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company or any Affiliate thereof, and (iii) amend, as of the Effective Time, the provisions of any other Employee Benefit Plan providing for the issuance, transfer, or grant of any capital stock of Company or any such Affiliate, or any interest in respect of any capital stock of Company or any such Affiliate, to provide no continuing rights to acquire, hold, transfer or grant any capital stock of Company or any such Affiliate or any interest in the capital stock of Company or any such Affiliate. Subject to Section 2.3, Section 2.1.4.5(b), Section 2.1.4.5(c), Section 2.1.4.7 (with respect only to Indemnity Escrow Participants), Section 2.1.4.8 and the last sentence of Section 2.1.4.9, each Option, whether or not then vested or exercisable, shall no longer be exercisable for the purchase of Common Shares but shall entitle each holder thereof, in cancellation and settlement therefor, to payments by Company in cash (the “Option Cash Payment”), at the Effective Time, except as otherwise provided herein in subsections (b) or (c), equal to the product of (x) the total number of Common Shares subject to such Option, whether or not then vested or exercisable, and (y) the amount by which the applicable Per Common Share Merger Consideration exceeds the exercise price per Common Share subject to such Option, each such Option Cash Payment to be paid to each Option Holder at or as soon as practicable following the Effective Time. Except as otherwise contemplated herein, any then outstanding stock appreciation rights or limited stock appreciation rights issued by Company or any Affiliate of Company shall be canceled immediately prior to the Effective Time without any payment therefor. Company shall take all steps to ensure that neither it nor any of its Affiliates is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any Person, other than a Parent Party or its Affiliates, to own any capital stock of Company or any of the Subsidiaries or to receive any payment in respect thereof. Notwithstanding any other provision of this Section 2.1.4.5 to the contrary, payment of the Option Cash Payment may be withheld with respect to any Option until necessary consents and releases are obtained.

(b) Notwithstanding anything herein to the contrary, prior to the Effective Time Company’s Board of Directors (or, if appropriate, any committee thereof) shall take all such actions and shall obtain all necessary consents and releases from all of the holders of the Options described below to ensure that (a) the Option Cash Payments otherwise payable in connection with those Options which were granted to the employees listed on Exhibit F by Company on January 19, 2005 (the “January 19 Options”), other than any such Option Cash Payment being deposited into the Escrow Account with respect to Holdback Option Cash Payments or with respect to the Indemnity Escrow Amount in accordance with Section 2.1.4.5(c) or Section 2.1.4.7, shall, at the Closing, be deposited into the Escrow Account referred to in Section 2.1.4.7. (such amount, the “January 19 Option Escrow Amount”) and (b) if a holder of a January 19 Option (a “January 19 Option Holder”) is still employed by Surviving Corporation (or Parent) as of the first anniversary of the Effective Date (the “Anniversary Date”), such January 19 Option Holder shall be entitled to receive his or her applicable portion of the January 19 Option Escrow Amount (including interest and investment income thereon) in cash on, or as soon as administratively practicable after, the Anniversary Date; provided, that if, prior to the Anniversary Date, any January 19 Option Holder is no longer employed by Surviving Corporation (or Parent) due to death, Disability (as defined in the Employment Agreements), termination by Surviving Corporation without “cause” (as defined below), or termination by the January 19 Option Holder for Constructive Discharge (as defined in the Employment Agreements), such January 19 Option Holder (or such January 19 Option Holder’s estate, as the case may be), upon written request from such January 19 Option Holder (or estate, as the case may be) to Parent, Surviving Corporation and each Company Stockholders’ Representative, shall be entitled to receive the remaining portion of his or her applicable Option Cash Payment portion of the January 19 Option Escrow Amount (including interest and investment income thereon) in cash on, or as soon as administratively practicable after such termination. If any January 19 Option Holder is not still employed by Surviving Corporation (or

Parent) as of the Anniversary Date (other than in the circumstances described in the proviso to the immediately preceding sentence), the remaining January 19 Option Escrow Amount attributable to such January 19 Option Holder (including interest and investment income thereon), upon release of such amount in accordance with the Escrow Agreement shall be distributed pro rata to the Company Stockholders, the Option Holders (other than pursuant to the January 19 Options held by such persons) and the Warrant Holders in the same proportions in which all portions of the Merger Consideration not part of the Escrow Account are payable pursuant to this Agreement. None of the Parent Parties shall have any liability or obligation to any holder of a January 19 Option with respect to any act or omission of the Company Stockholders’ Representatives or the release of any January 19 Option Escrow Amount from the Escrow Account. For purposes of this Section 2.1.4.5(b), “cause” shall mean the conviction of a January 19 Option Holder of a felony involving moral turpitude or fraud and/or embezzlement against Parent and/or Surviving Corporation and the Subsidiaries. At the Effective Time, in full payment of the applicable portion of the Merger Consideration otherwise payable to January 19 Option Holders, Parent shall deliver the January 19 Option Escrow Amount to the Escrow Agent, who shall place it into the Escrow Account.

(c) Notwithstanding anything herein to the contrary, Company shall take all such actions and shall obtain all necessary consents and releases from all of the holders of the Options described below to ensure that, prior to the Effective Time, (a) the Option Cash Payments in an aggregate amount equal to (i) 50% of the aggregate portion of the Merger Consideration otherwise payable to the Executives listed on Exhibit G (each an “Executive” and together, the “Executives”) less (ii) the aggregate portion of the Merger Consideration attributable to Executives constituting part of the Indemnity Escrow Amount in accordance with Section 2.1.4.7 (such amount, the “Holdback Option Cash Payment”), shall, at the Closing, be deposited into the Escrow Account referred to in Section 2.1.4.7 and (b) (i) if an Executive is still employed by Surviving Corporation (or Parent) as of the Anniversary Date, such Executive shall be entitled to receive 50% of his or her applicable portion of the Holdback Option Cash Payment in cash on the Anniversary Date (without payment of any interest or income earned thereon) and (ii) if an Executive is still employed by Surviving Corporation (or Parent) as of the second anniversary of the Effective Date (the “Holdback Second Anniversary Date”), such Executive shall be entitled to receive the remaining 50% of his or her applicable portion of the Holdback Option Cash Payment in cash on the Holdback Second Anniversary Date (without payment of any interest or income earned thereon); provided, that if, prior to the Holdback Second Anniversary Date, an Executive is no longer employed by Surviving Corporation (or Parent) due to death, Disability (as defined in the Employment Agreements), termination by Surviving Corporation without “cause” (as defined below), or termination by the Executive for Constructive Discharge (as defined in the Employment Agreements), such Executive (or such Executive’s estate, as the case may be), upon written request from such Executive (or estate, as the case may be) to Parent, Surviving Corporation and each Company Stockholders’ Representative, shall be entitled to receive the remaining portion of his or her applicable portion of the Holdback Option Cash Payment (without payment of any interest or income earned thereon) in cash as soon as administratively practicable after such termination. If any Executive is not still employed by Surviving Corporation (or Parent) as of the Anniversary Date or Holdback Second Anniversary Date (other than in the circumstances described in the proviso to the immediately preceding sentence), all remaining portions of the Holdback Option Cash Payment which are attributable to such Executive shall, upon release of such amount in accordance with the Escrow Agreement, be distributed to Parent (together with any interest or income earned thereon). For purposes of this sub-Section, “cause” shall mean the conviction of an Executive of a felony involving moral turpitude or fraud and/or embezzlement against Parent and/or Surviving Corporation and the Subsidiaries. At the Effective Time, in full payment of the applicable portion of the Merger Consideration otherwise payable to Executives, Parent shall deliver an amount equal to the aggregate of the Holdback Option Cash Payment referred to above, to the Escrow Agent, who shall place it in the Escrow Account.

2.1.4.6 Conversion of Warrants. Subject to Section 2.1.4.5, Section 2.1.4.7, Section 2.1.4.8 and the last sentence of Section 2.1.4.9, each warrant to purchase Common Shares, as set forth on Schedule

2.1.4.6 (each a “Warrant”), granted to any Warrant Holder, shall be canceled and extinguished solely in consideration for any Warrant Cancellation Payment payable as hereinafter provided in respect of such Warrant, so that no Warrants shall be exercisable for the purchase of Common Shares after the Effective Time. Each Warrant shall, subject to the conditions for the issuance of shares upon vesting as set out in such Warrant, no longer be exercisable for the purchase of Common Shares but shall entitle each holder thereof, in cancellation and settlement therefor to payments by Company in cash (the “Warrant Cancellation Payment”) at the Effective Time equal to the product of (i) the number of Common Shares, if any which could be purchased under such Warrants at the Effective Time multiplied by (ii) the excess of (x) the relevant Per Common Share Merger Consideration over (y) the per share exercise price under such Warrant. Company shall ensure that after the Effective Time no Warrant Holder shall have any right to acquire any capital stock of Company, Parent or the Surviving Corporation or any of their respective subsidiaries. Company will ensure that neither Company nor any Subsidiary is or will be bound by any Warrants, rights or agreements that would entitle any Person, other than Parent or its Affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof. After the date of this Agreement, no further Warrants will be granted and no cash payments will be made to any Warrant Holders in respect thereof.

2.1.4.7 Indemnity Escrow. (a) Notwithstanding anything in this Section 2 to the contrary, Parent shall withhold fifteen percent (15%) of the total Merger Consideration (the “Indemnity Escrow Amount”). At the Effective Time, in full payment of the applicable portion of the Merger Consideration otherwise payable to Indemnity Escrow Participants, Parent shall deliver the Indemnity Escrow Amount to the Escrow Agent, who shall place the Indemnity Escrow Amount into an account (the “Escrow Account”) pursuant to an escrow agreement dated the Closing Date (the “Escrow Agreement”), among Parent, the escrow agent (selected by Parent and, acceptable to Company (the “Escrow Agent”)), and Company Stockholders’ Representatives substantially in the form of Exhibit H hereto (the Indemnity Escrow Amount, together with the January 19 Option Escrow Amount and the Holdback Option Cash Payment, being referred to as the “Escrow Amount”). The funds in the Escrow Account shall thereafter be released to Indemnity Escrow Participants, January 19 Option Holders and Executives, as the case may be only as provided in Sections 2.1.4.5(b) and (c), Section 2.1.4.7(b) and Section 7 hereof and the Escrow Agreement.

(b) Notwithstanding the foregoing, subject to the terms and conditions of the Escrow Agreement (including the retention of funds related to unresolved claims) on the Anniversary Date, an amount equal to (i) one-half ( 1/2) of the Indemnity Escrow Amount minus (ii) any portion of the Indemnity Escrow Amount already released to the Parent Parties as of such date, shall be released from the Escrow Account to the Indemnity Escrow Participants pro rata based on the amount of Merger Consideration that otherwise would have been payable to the Indemnity Escrow Participants at Closing but was deposited into the Escrow Account in respect of the Indemnity Escrow Amount. None of Parent, Merger Sub, Company, or Surviving Corporation shall be responsible to the former Company Stockholders, Warrant Holders, or Option Holders for any loss, damage, or expense such holders may suffer as a result of any action of the Company Stockholders’ Representatives.

2.1.4.8 Exclusion from Indemnity Escrow. Notwithstanding anything herein to the contrary, the Company Stockholders, Warrant Holders, and Option Holders set forth on Exhibit I shall not have any of their allocable portion of the Per Common Share Merger Consideration, the Per Preferred Share Merger Consideration, the Warrant Cancellation Payment, or Option Cash Payment withheld for purposes of funding the Indemnity Escrow Amount, and, subject to Section 2.1.4.5, each of them shall receive 100% of their allocable portion of the Per Common Share Merger Consideration, the Per Preferred Share Merger Consideration, the Warrant Cancellation Payment, or Option Cash Payment, as the case may be.

2.1.4.9 Merger Consideration Schedule. Company represents and warrants that it has set forth on Schedule 2.1.4.9 of Company Disclosure Letter a true and correct calculation of the Per Common Share Merger Consideration, Per Preferred Share Merger Consideration, Option Cash Payments, and Warrant

Cancellation Payments with respect to Company Shares, Options and Warrants and a true and correct schedule of the aggregate amounts payable to each Company Stockholder, Option Holder and Warrant Holder in respect of each class of Company Shares, Options and Warrants owned by such Company Stockholder, Option Holder and Warrant Holder, assuming that the Closing occurs on May 31, 2005. Company shall deliver an updated Schedule 2.1.4.9 one (1) Business Day prior to the Closing Date setting forth a true and correct schedule of the same information calculated as of the Closing Date. The aggregate amount payable with respect to Company Shares, Options, Warrants and any other equity interests in Company pursuant to Section 2.1.4 shall not exceed, in any event, the Merger Consideration.

2.2 Surrender of Certificates.

2.2.1 Payment. (a) Pursuant to an agreement in form and substance reasonably acceptable to Company to be entered into prior to the Effective Time between Parent and a disbursing agent to be selected by Parent (the “Disbursing Agent”), at the Effective Time, Parent or Merger Sub shall make available to the Disbursing Agent the amount of cash equal to the Merger Consideration less the Escrow Amount (the “Payment Fund”). All payments for Company Shares, Options, and Warrants which are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such Company Shares, Options and Warrants as the case may be.

(b) At or prior to the Effective Time, Parent shall cause the Disbursing Agent to send a notice and a letter of transmittal to each holder of certificates formerly evidencing (i) Company Shares (other than certificates representing Company Shares to be canceled pursuant to Section 2.1.4.1 and certificates held by Company Stockholders referred to in Section 2.3 (the “Dissenting Shares”)), (ii) Options and (iii) Warrants (collectively, the “Certificates”) advising holders of such Certificates of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such Certificates for exchange into the Per Common Share Merger Consideration, Per Preferred Share Merger Consideration, the Option Cash Payment or the Warrant Cancellation Payment, as the case may be, and that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to the Disbursing Agent of the Certificates and a duly executed letter of transmittal and any other required documents of transfer. Subject to Section 2.1.4.5, Section 2.1.4.7, Section 2.1.4.8 and Section 2.1.4.9, each holder of the Certificates, upon surrender thereof to the Disbursing Agent together with such letter of transmittal (duly executed) and any other required documents of transfer, shall be entitled to receive in exchange therefor the Per Common Share Merger Consideration, the Per Preferred Share Merger Consideration, the Option Cash Payment or the Warrant Cancellation Payment, as the case may be. Upon such surrender, the Disbursing Agent shall promptly deliver the merger consideration due hereunder (less any applicable withholding tax) in accordance with the instructions set forth in the related letter of transmittal, and the Certificates so surrendered shall promptly be canceled. Until surrendered, the Certificates (other than those evidencing Dissenting Shares) shall be deemed for all purposes to evidence only the right to receive the portion of the Merger Consideration due hereunder, or, in the case of Dissenting Shares, the right to receive payment pursuant to the Corporate Law if such holder of Dissenting Shares has validly perfected and not withdrawn such right pursuant to the Corporate Law. No interest shall accrue or be paid on any merger consideration upon the surrender of the Certificates (other than Dissenting Shares to the extent required by the Corporate Law). To the extent practicable, and upon surrender of Certificates to the Disbursing Agent together with a duly executed letter of transmittal and any other required documents of transfer, Parent will instruct the Disbursing Agent to accommodate payment requests of holders of the Certificates on the Closing Date by wire transfer of immediately available funds to the respective accounts of such holders.

(c) If any portion of the Merger Consideration due hereunder is to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such portion of the Merger Consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Disbursing Agent any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such Taxes have been paid or are not required to be paid.

(d) Unless required otherwise by applicable Laws, any portion of the Payment Fund that remains undistributed to holders of the Certificates 180 days after the Effective Time (including any interest thereon or earnings or profits with respect thereto) shall be delivered to the Party who provided such funds to the Disbursing Agent, and any Certificate holder who has not theretofore complied with the provisions of this Section 2, shall thereafter look only to the Surviving Corporation for payment of such portion of any Merger Consideration due hereunder, to which he is entitled pursuant to this Section 2, but shall have no greater rights against the Surviving Corporation or Parent than may be accorded to general creditors of the Surviving Corporation or Parent under applicable Laws. Neither Parent nor the Disbursing Agent shall be liable to any such Certificate holder for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.2.2 No Further Ownership Rights in Company Shares. From and after the Effective Time, holders of Certificates previously evidencing Company Shares shall cease to have any rights as Company Stockholders, except as provided herein or by law.

2.2.3 Lost, Stolen, or Destroyed Certificates. If any Certificate has been lost, stolen, or destroyed, Parent will issue the applicable Per Common Share Merger Consideration, Per Preferred Share Merger Consideration, Option Cash Payment or Warrant Cancellation Payment, as the case may be, deliverable in respect thereof upon (i) the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and (ii) if Parent or the Surviving Corporation requires, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate.

2.3 Shares of Dissenting Stockholders. Any Company Shares that a Company Stockholder properly exercising its dissent or appraisal rights under the applicable Corporate Law (a “Dissenting Stockholder”) holds will be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder under the applicable Corporate Law; except that Company Shares with respect to which, after the Effective Time, such Dissenting Stockholder withdraws its demand to exercise dissenters or appraisal rights or loses its right to exercise dissenters or appraisal rights as provided in the applicable Corporate Law, will be deemed to be converted, as of the Effective Time, into the right to receive the applicable Per Common Share Merger Consideration or Per Preferred Share Merger Consideration, as the case may be. Company will give Parent (a) prompt notice of any written demands for the exercise of dissenters or appraisal rights, withdrawals of demands for the exercise of dissenters or appraisal rights and any other instruments served under the applicable Corporate Law, and (b) the opportunity to direct all negotiations and proceedings with respect to demands for exercise of dissenters or appraisal rights under the applicable Corporate Law. Company will not voluntarily make any payment with respect to any purchase demands and will not, except with Parent’s prior written consent, settle or offer to settle any such demands.

3.	Representations and Warranties of Parent and Merger Sub.

Each of Parent and Merger Sub represents and warrants to Company:

3.1 Organization of Parent. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

3.2 Authorization of Transaction. Each of Parent and Merger Sub has full right, power, and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms and conditions, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

3.3 Noncontravention. (a) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law of any Governmental Authority applicable to Parent or Merger Sub, subject to obtaining and making any of the approvals, consents, and filings referred to in paragraph (b) below, or any provision of its charter or bylaws, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract or other arrangement to which Parent is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not result in a Material Adverse Change on either of Parent or Merger Sub.

(b) Except for such filings and approvals as may be required pursuant to the Hart-Scott-Rodino Act, the making of the Merger Filing and such filings as are required pursuant to the Securities Exchange Act of 1934, as amended, neither Parent nor Merger Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any such authorization, consent, or approval would not result in a Material Adverse Change on either of Parent or Merger Sub.

3.4 Merger Sub. Parent owns all of the outstanding capital stock of Merger Sub. Merger Sub has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, Merger Sub has not conducted any business activities and does not have any material obligations or liabilities.

3.5 Brokers’ Fees. Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Company Stockholder could become liable or obligated.

3.6 Investment. Parent is not acquiring Company Shares with a view to or for sale in connection with any distribution thereof; provided, however, that the disposition of Parent’s property shall at all times remain within the sole control of Parent.

3.7 Availability of Funds. Parent has available all funds necessary to pay the Merger Consideration and/or has secured all financing necessary to pay the Merger Consideration.

3.8 Representations Complete. Except as and to the extent set forth in this Agreement and any document delivered pursuant to this Agreement, neither Parent nor Merger Sub makes any representations or warranties whatsoever (INCLUDING, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) to Company, any Company Stockholder, Option Holder, or Warrant Holder and each of them hereby disclaims all liability and responsibility for any representation, warranty, statement, or information not included herein and therein that was made, communicated, or furnished (orally or in writing) to Company, or any Company Stockholder, Option Holder, or Warrant Holder or their respective representatives (including any opinion, information, projection, or advice that may have been or may be provided to Company, or any Company Stockholder, Option Holder, or Warrant Holder by any director, officer, employee, agent, consultant, or representative of Parent, Merger Sub or an Affiliate thereof).

4.	Representations and Warranties Concerning Company.

Company represents and warrants to Parent and Merger Sub, except as set forth in a correspondingly enumerated section of Company Disclosure Letter, as follows;

4.1 Organization, Qualification, and Corporate Power. Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Company has full power and authority to own, lease and operate its business and own its properties and is duly authorized to conduct its business as now being conducted. Company is in good standing and duly qualified to do business under the laws of each jurisdiction where the character or location of the properties owned, leased or operated by Company or the nature of its business makes such qualification necessary. Company has full corporate power and authority to carry on the businesses in which it is engaged and to use the properties owned and used by it. Schedule 4.1 of Company Disclosure Letter lists the directors and officers of Company. Company has delivered to Parent (i) true and complete copies of the certificates of incorporation and by-laws, each as amended to date, of Company and (ii) the comparable governing instruments, each as amended to date, of each Subsidiary.

4.2 Capitalization. (a) The authorized capital stock of Company consists of: (i) 448,000,000 shares of Common Stock, of which: (A) 76,000,000 shares are designated Class A Common Stock, of which 21,830,528 are issued and outstanding, and (B) 372,000,000 shares are designated Class B Common Stock, 3,392,500 of which are issued and outstanding; and (ii) 565,000,000 shares of Preferred Stock, of which: (A) 74,000,000 shares are designated “Series A-1 Preferred Shares,” 73,878,046 of which are issued and outstanding; (B) 245,500,000 shares are designated “Series B-1 Preferred Shares,” 197,116,010 of which are issued and outstanding; (C) 245,500,000 shares are designated “Series B-2 Preferred Shares,” none of which are issued or outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and non assessable, and are not subject to (other than preemptive rights granted pursuant to that Third Amended and Restated Stockholders Agreement, dated as of June 18, 2003, by and among Company and each of the Persons signatory thereto, as amended (the “Stockholders Agreement”)), nor were they issued in violation of, any preemptive rights, with no personal liability attached to the ownership thereof, and are held beneficially and of record by the respective Company Stockholder as set forth on Schedule 4.2 of Company Disclosure Letter free and clear of all Security Interests. Except as set forth on Schedule 4.2 of Company Disclosure Letter, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, call or other contracts or commitments that could require Company or any Subsidiary to issue, sell, or otherwise cause to become outstanding any capital stock or other equity or voting interest in, Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of capital stock or other equity or voting interest in Company. Except as set forth on Schedule 4.2 of Company Disclosure Letter, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to capital stock of, or other equity or voting interest in, Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting or disposition of the capital stock of Company, including, without limitation, any preemptive rights, rights of first refusal or similar rights. Except as set forth above and on Schedule 4.2 of Company Disclosure Letter, no Company Shares are authorized, issued, outstanding or reserved for issuance. Neither Company nor any of the Subsidiaries has any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with Company Stockholders on any matter. There are no Contracts to which Company or any of the Subsidiaries is a party or by which they are bound to (i) register, pay dividends on, repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, Company or (ii) vote or dispose of any shares of capital stock of, or other equity or voting interest in, Company. Except as set forth on Schedule 4.2, all Company Stockholders are a party to and are bound by the Stockholders Agreement.

(b) Company has set forth on Schedule 2.1.4.9 of Company Disclosure Letter a true and correct calculation of the Per Common Share Merger Consideration, Per Preferred Share Merger Consideration, Option Cash Payments and Warrant Cancellation Payments with respect to Company Shares, Options and Warrants and a true and correct schedule of the aggregate amounts payable to each Company Stockholder, Option Holder and Warrant Holder in respect of each class of Company Shares, Options and Warrants owned by such Company Stockholder, Option Holder and Warrant Holder, assuming that the Closing occurs on May 31, 2005. Company shall deliver an updated Schedule 2.1.4.9 at least one Business Day prior to Closing setting forth a true and correct schedule of the same information calculated as of the Closing Date.

4.3 Subsidiaries. (a) Company does not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity, other than Light Sub, LLC, a Delaware limited liability company (“Light Sub”), and Light TPA, Inc., a Delaware corporation (“Light TPA”), each of which is wholly owned by Company (the “Subsidiaries”). Light Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its property and to carry on its business as now being conducted. Light TPA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its property and to carry on its business as now being conducted.

(b) Set forth on Schedule 4.3(b) of Company Disclosure Letter is a complete and accurate list of jurisdictions in which each Subsidiary is qualified or licensed to do business. Each Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by such Subsidiary or the nature of the business conducted by such Subsidiary make such qualification or licensing necessary.

(c) Each Subsidiary has the capitalization set forth on Schedule 4.3(c). All of the outstanding limited liability company interests or other equity securities or voting interests, as the case may be, of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, and are owned, of record and beneficially, by Company, free and clear of all Security Interests. There are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise relating to the limited liability company interests of, or other equity or voting interest in, any Subsidiary or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any limited liability interests of, or other equity or voting interest in, any Subsidiary, other than such rights granted to Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the limited liability company interests, or other equity or voting interest in, any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting or disposition of the limited liability company interests or other equity securities or voting interests in any Subsidiary, including without limitation, any preemptive rights or rights of first refusal or similar rights. Neither Company nor any of the Subsidiaries has any authorized or outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members or other holders of equity interests of any Subsidiary on any matter. There are no Contracts to which Company or any of the Subsidiaries is a party or by which they are bound to (i) register, pay dividends on, repurchase, redeem or otherwise acquire any shares of the capital stock of, or other equity or voting interest in, any Subsidiary or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, any Subsidiary. There are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock of, or other equity or voting interest in, any Subsidiary of Company.

(d) Neither Company nor any of the Subsidiaries owns, directly or indirectly, any capital stock of, or other equity, ownership, proprietary, or voting interest in, any other Person (other than the Subsidiaries).

(e) Except as set forth on Schedule 4.3(e) of Company Disclosure Letter, there are no restrictions of any kind which prevent or restrict the payment of dividends or other distributions by any of Company’s Subsidiaries other than those imposed by the Laws of general applicability of their respective jurisdictions of organization.

4.4 Authorization of Transaction. Company has full right, power, and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by Company’s Board of Directors and the Company Stockholders and no other corporate or other action on the part of Company or any holder of its securities is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of Company, enforceable against it in accordance with its terms and conditions, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

4.5 Noncontravention. (a) Except as set forth on Schedule 4.5(a) of Company Disclosure Letter, the authorization, execution, delivery and performance of this Agreement, and the other documents delivered pursuant hereto, and the consummation of the transactions contemplated hereby, and thereby do not and will not (i) violate or conflict with any Law of any Governmental Authority to which Company or any of the Subsidiaries is subject or by which any of their respective properties or assets are bound or any provision of the charter or bylaws of Company or the limited liability company agreement or comparable governing and organizational documents of any Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or give rise to any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any, Contract to which Company or any of the Subsidiaries is a party or by which any of them is bound or to which any of their respective assets is subject (or result in the imposition of any Security Interest upon any of its assets).

(b) Except for such filings and approvals as may be required pursuant to the Hart-Scott-Rodino Act and as set forth on Schedule 4.5(b) of Company Disclosure Letter, neither Company nor any of the Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or third party in order for the Parties to execute, deliver or perform this Agreement and the other documents delivered pursuant hereto and consummate the transactions contemplated hereby and thereby.

4.6 Brokers’ Fees. Other than payments and obligations to Lehman Brothers, Inc., constituting part of the Transaction Costs, Company has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.7 Title to Assets. Except as set forth on Schedule 4.7 of Company Disclosure Letter, Company and the Subsidiaries have good and marketable title to, or, in the case of leased assets, a valid leasehold interest in, all of the tangible and intangible personal property and assets located on their premises or reflected on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests other than (i) Security Interests consisting of zoning or planning restrictions or regulations, easements, restrictive covenants, encroachments and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto, which individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by Company or the Subsidiaries and (ii) Security Interests for Taxes, assessments or governmental charges or levies not yet due and payable (“Permitted Security Interests”). Such properties and assets are in good order and working condition. The properties and assets owned, leased, or licensed by Company and the Subsidiaries and being transferred to Company and the Subsidiaries hereunder constitute all of the properties and assets necessary to conduct the business of Company and the Subsidiaries as it is presently conducted.

4.8 Financial Statements. (a) Attached hereto as Exhibit J are the audited, consolidated balance sheets and statements of operations, statements of stockholders’ equity and cash flows as of and for the fiscal year ended December 31, 2004 (the “Most Recent Fiscal Year End”) and the fiscal years ended December 31, 2003 and December 31, 2002 for Company and the Subsidiaries (collectively, “Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition, changes in the financial position and results of operations of Company and the Subsidiaries as of such dates for such periods.

(b) Attached hereto as Exhibit J are the unaudited, consolidated balance sheet and statements of operations and cash flows as at and for the three (3) months ended March 31, 2005 for Company and the Subsidiaries

(collectively, the “Interim Financial Statements”). The Interim Financial Statements (including the Most Recent Balance Sheet and the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby and present fairly the financial condition, changes in financial position and results of operations of Company and the Subsidiaries as of such dates and for such periods.

4.9 Events Subsequent to Most Recent Fiscal Year End. Except as set forth on Schedule 4.9 of Company Disclosure Letter and, except for the sale by Light Sub of substantially all of its assets pursuant to the terms of that certain Asset Purchase Agreement (the “Light Asset Sale Agreement”) dated as of April 1, 2005, by and among, Light Sub, Company, and First Tennessee Bank National Association (the “Light Asset Sale”), since the Most Recent Fiscal Year End, the business of Company and the Subsidiaries has been operated only in the Ordinary Course of Business. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change in Company. Without limiting the generality of the foregoing, since that date:

4.9.1 Except for the sale by Light Sub of substantially all of its assets pursuant to the Light Asset Sale Agreement, neither Company nor any of the Subsidiaries has sold, leased, transferred, or assigned any tangible or intangible assets with a value in excess of $200,000, except for (A) sales of inventories in the Ordinary Course of Business and (B) leases entered into in the Ordinary Course of Business;

4.9.2 Except for the sale by Light Sub of substantially all of its assets pursuant to the Light Asset Sale Agreement, neither Company nor any of the Subsidiaries has entered into or become subject to any Contract of a type described in Section 4.16 of this Agreement;

4.9.3 No party (including Company and the Subsidiaries) has accelerated, terminated, made material modifications to, or canceled any Contract described in Section 4.16 to which Company or any of the Subsidiaries is a party or by which it is bound; provided, that Light Sub has assigned certain contracts to which it was a party identified in the Light Asset Sale Agreement;

4.9.4 Neither Company nor any of the Subsidiaries has imposed or permitted the incurrence of any Security Interest upon any of its assets, tangible, or intangible except for Permitted Security Interests;

4.9.5 Neither Company nor any of the Subsidiaries has made any capital investment expenditure or commitment therefor in excess of $50,000 individually or $200,000 in the aggregate, or any loan to, any other Person or otherwise acquired any assets or properties with a value in excess of $50,000 individually or $200,000 in the aggregate;

4.9.6 Neither Company nor any of the Subsidiaries has created, incurred, assumed, or guaranteed or modified any Indebtedness of more than $50,000, whether absolute, accrued, contingent or otherwise;

4.9.7 Neither Company nor any of the Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

4.9.8 There has been no change made or authorized in the charter or bylaws or limited liability company agreement of Company or any of the Subsidiaries (or comparable organizational or governing documents);

4.9.9 Neither Company nor any of the Subsidiaries has issued, sold or otherwise disposed of any capital stock or equity or voting interests in Company or any of the Subsidiaries (including upon conversion, exchange, or exercise), or granted, issued or sold any options, warrants, or other rights to purchase or obtain any capital stock or equity or voting interests in Company or any of the Subsidiaries (including upon conversion, exchange or exercise);

4.9.10 Neither Company nor any of the Subsidiaries has declared, set aside, made or paid any dividend or any distribution (other than dividends or distributions by any Subsidiary to Company or any other wholly owned Subsidiary) with respect to its capital stock, limited liability company interests of, or other equity or voting interest in, Company or any of the Subsidiaries (whether in cash or in kind) or split, combined, reclassified, redeemed, purchased, or otherwise acquired, directly or indirectly, any capital stock, limited liability company interests of, or other equity or voting interest in, Company (except for the conversion of the Class B Common Stock owned by an employee of Company to Class A Common Stock upon termination of employment of such employee pursuant to Company’s Certificate of Incorporation) or any of the Subsidiaries or (other than the Light Asset Sale) made any other change in the capital structure of Company or any of the Subsidiaries;

4.9.11 Neither Company nor any of the Subsidiaries has made any bonus, profit sharing, pension, retirement or insurance payment, distribution or (other than the Employment Agreements) arrangement to or with, or made any loan to, or entered into (other than the Employment Agreements) any other transaction with, any of its directors, officers, and employees;

4.9.12 Neither Company nor any of the Subsidiaries has entered into (other than the Employment Agreements) any employment Contract, collective bargaining agreement, thrift, compensation or other plan or arrangement written or oral, or modified the terms of any such existing contract or agreement;

4.9.13 Neither Company nor any of the Subsidiaries has (other than pursuant to the Employment Agreements) granted any increase in the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any of its directors, officers, and employees;

4.9.14 Neither Company nor any of the Subsidiaries has adopted, amended, modified, or terminated any Employee Benefit Plan with respect to any employee, consultant, director, shareholder, or partner of Company or any of the Subsidiaries (whether current, former, or retired) or their beneficiaries, or deposited into any trust amounts in respect of any obligations to any employee, consultant, director, shareholder, or partner of Company or any of the Subsidiaries (whether current, former, or retired) or their beneficiaries (other than the Employment Agreements), provided that transfers into any trust, other than a rabbi or other trust with respect to any non qualified deferred compensation, may be made in accordance with past practice or in accordance with applicable law;

4.9.15 Neither Company nor any of the Subsidiaries has conducted its cash management customs and practices (including the collection of receivables and payment of payables) other than in the Ordinary Course of Business or transferred or applied any cash or other assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Company Stockholders or any Affiliates of any Company Stockholders (other than the repayment of the Orix/Oxford Debt as may be required in connection with this Agreement);

4.9.16 Neither Company nor any of the Subsidiaries has permitted any write off as uncollectible of any notes or accounts receivable or any portion thereof, except for write downs and write offs in the Ordinary Course of Business charged to reserves reflected in the Financial Statements;

4.9.17 Neither Company nor any of the Subsidiaries has (i) forgiven or canceled any debts or claims, (ii) terminated or waived any rights of value to the business of Company or any of the Subsidiaries, as applicable, or (iii) paid, discharged, settled or satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) except the repayment of the Orix/Oxford Debt as may be required in connection with this Agreement and the payment, discharge, settlement or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Financial Statements;

4.9.18 Neither Company nor any of the Subsidiaries has implemented any change in the accounting methods or practices followed by Company or any of the Subsidiaries or any change in depreciation or amortization policies or rates theretofore adopted, except as may be required by GAAP;

4.9.19 Neither Company nor any of the Subsidiaries has acquired any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

4.9.20 Neither Company nor any of the Subsidiaries has entered into, materially amended or become subject to any joint venture, partnership, strategic alliance, members’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

4.9.21 Neither Company nor any of the Subsidiaries has made any Tax election or settled and/or compromised any Tax liability, prepared any Tax Returns in a manner which is inconsistent with the past practices of Company or any Subsidiary, as the case may be, with respect to the treatment of items on such Tax Returns, incurred any liability for Taxes other than in the Ordinary Course of Business or filed an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of Company or the Subsidiaries; and

4.9.22 Neither Company nor any of the Subsidiaries has entered into any Contract or letter of intent with respect to or otherwise authorized or committed to do, whether or not in writing, any of the foregoing.

4.10 Undisclosed Liabilities. Except as set forth on Schedule 4.10 of Company Disclosure Letter, neither Company nor any of the Subsidiaries has any claims, obligations, liabilities or Indebtedness, whether absolute, accrued, contingent or otherwise, except for (i) claims, obligations, liabilities or Indebtedness set forth in the audited balance sheet as of December 31, 2004, constituting a part of the Financial Statements or specifically disclosed in the footnotes thereto and (ii) accounts payable to trade creditors and accrued expenses incurred subsequent to December 31, 2004 in the Ordinary Course of Business and that, individually and in the aggregate, has not caused and would not cause any Material Adverse Change with respect to Company. Company has no obligation and will not, as a result of the transactions contemplated by this Agreement, have any obligation to pay any fees or commissions to SG Cowen Securities Corporation (“SG Cowen”) pursuant to the terms of the Engagement Letter, dated September 10, 2003, by and between SG Cowen and Company (the “SG Cowen Engagement Letter”). Further, all of Company’s obligations to SG Cowen have been duly performed and Company has no further obligations to SG Cowen pursuant to the terms of the SG Cowen Engagement Letter.

4.11 Legal Compliance. Except as set forth on Schedule 4.11 of Company Disclosure Letter, Company and the Subsidiaries have complied with all applicable Laws and no Action has been filed or commenced against any of them alleging any failure so to comply. Neither Company nor any of the Subsidiaries has received any notice that any violation of the foregoing is being or may be alleged.

4.12 Tax Matters. Except as set forth on Schedule 4.12 of Company Disclosure Letter, all Taxes due by or with respect to the income, assets or operations of Company and the Subsidiaries for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date (“Pre-Closing Period”) have been timely paid in full on or prior to the Closing Date or, to the extent not due and payable, (x) with respect to taxable years or periods (or portions thereof) ending on or prior to December 31, 2004, accrued and fully provided for on the Financial Statements in accordance with GAAP applied on a consistent basis throughout the periods reflected in the Financial Statements and (y) with respect to tax periods (or portions thereof) beginning after December 31, 2004, accrued on the books and records of Company and the Subsidiaries as of the Closing Date in accordance with GAAP applied on a basis consistent with the Financial Statements. Except as set forth on Schedule 4.12 of Company Disclosure Letter, Company and the Subsidiaries have duly filed when due all Tax Returns in connection with and in respect of its business, assets, income and employees, and has timely paid and discharged all amounts shown as due thereon. Company and the Subsidiaries have made available to Parent complete copies of all of its Tax Returns for all periods, except those periods for which Tax Returns are not yet due.

Neither Company nor any of the Subsidiaries has received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Authority any Contract now in effect extending the period for assessment or collection of any Taxes against it. There are no Security Interests for Taxes upon, pending against or threatened against, any asset of Company or any of the Subsidiaries, except for Taxes not yet due and payable. Neither Company nor any of the Subsidiaries is subject to any Tax allocation, indemnification or sharing Contract. All Taxes which Company or any of the Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. No written claim has ever been made by any taxing authority in a jurisdiction where Company or any of the Subsidiaries does not file Tax Returns that Company or any of the Subsidiaries is or may be subject to taxation by that jurisdiction. Neither Company nor any of the Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which Company and/or the Subsidiaries are the only members). Neither Company nor any of the Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality after the Closing Date. No Indebtedness of Company or any of the Subsidiaries consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Code. Set forth in Schedule 4.12 of Company Disclosure Letter are (i) a true and complete schedule of the amounts of net operating losses of Company for each of 1999 through 2003 inclusive and (ii) a true copy of all material changes in the record ownership of the equity securities of Company since inception of Company, showing the transferor and transferee of the equity securities, the number of equity securities transferred, and the value of the equity securities transferred.

4.13 Real Property. Company does not, directly or indirectly, own, nor does it hold any options to acquire, real property. Schedule 4.13 of Company Disclosure Letter lists and describes all real property leased, subleased or otherwise occupied by Company or any of the Subsidiaries and the improvements (including buildings and other structures) located on such real property and contains a list of leases, subleases and other agreements related thereto (the “Leases”). Company or one of the Subsidiaries has a valid leasehold interest in all leased real property described on Schedule 4.13 of Company Disclosure Letter (or required to be set forth on Schedule 4.13 of Company Disclosure Letter), free and clear of all Security Interests except for Permitted Security Interests. Company has delivered to Parent correct and complete copies of the Leases. With respect to each Lease listed on Schedule 4.13 of Company Disclosure Letter (or required to be set forth on Schedule 4.13 of Company Disclosure Letter): (a) each Lease is legal, valid, binding, enforceable, and in full force and effect; (b) no party to such Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; and (c) no party has repudiated any provision of such Lease. Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any of the Leases or the leaseholds or subleaseholds created thereby listed on Schedule 4.13 of Company Disclosure Letter.

4.14 Intellectual Property. (a) Except as set forth on Schedule 4.14(a) of Company Disclosure Letter, Company and the Subsidiaries own or license, pursuant to an agreement listed on Schedule 4.14(c) of Company Disclosure Letter, all Intellectual Property used in its business as currently, or as currently proposed to be, conducted (the “Company Intellectual Property”). Neither Company’s nor any of the Subsidiaries’ use of any Intellectual Property in its business as currently conducted (and the operation of its business) infringes upon, violates, misuses or misappropriates any rights any other Person owns or holds.

(b) Schedule 4.14(b) is a complete and accurate list of all issued domestic and foreign patents, patent applications, registered trademarks and service marks and applications for registrations thereof, registered copyrights and applications for registration thereof, Internet domain names and URLs, and material computer software programs used in the business and included in Company Intellectual Property. Either Company or a Subsidiary owns all Company Intellectual Property listed on Schedule 4.14(b) of Company Disclosure Letter free and clear of any Security Interests, without obligation to pay any royalty or any other fees with respect thereto. To the extent indicated on such schedule as issued or registered, Company Intellectual Property listed on Schedule 4.14(b) of Company Disclosure Letter has been duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, the appropriate offices in the various states of the United States and the appropriate offices of other jurisdictions (foreign and domestic), and each such registration, filing and issuance remains valid, enforceable and in full force and effect as of the Closing Date. There are no actions that must be taken or payments that must be made by Company or any Subsidiary within 180 days following the Closing Date that, if not taken, will adversely affect any Company Intellectual Property. Company or a Subsidiary has the exclusive right to file, prosecute and maintain all applications and registrations with respect to Company Intellectual Property.

(c) Except as set forth on Schedule 4.14(c) of Company Disclosure Letter, neither Company nor any Subsidiary is a party to any license or similar agreement, whether as licensor, licensee, or otherwise with respect to any Intellectual Property (except for “shrink-wrapped” and similar license arrangements that do not involve ongoing obligations). To the extent any Intellectual Property is used under license in the business of Company or any Subsidiary, no notice of a material default has been sent or received by Company or any Subsidiary under any such license which remains uncured and the execution, delivery or performance of the obligations herein and consummation of the transaction contemplated hereunder will not result in such a default. To the Knowledge of Company, each such license agreement is a legal, valid and binding obligation of the parties thereto and enforceable in accordance with the terms thereof.

(d) Except as set forth on Schedule 4.14(d) of Company Disclosure Letter, neither Company nor any Subsidiary has made any claim in writing or brought any Action concerning a violation, infringement, misuse or misappropriation by any third party (including, without limitation, any employee or former employee of Company or a Subsidiary) of its rights to, or in connection with any Company Intellectual Property, which Action or claim is still pending. Except as set forth on Schedule 4.14(d) of Company Disclosure Letter, there is no pending or threatened Action or claim by any Person of a violation, infringement, misuse or misappropriation by Company or any Subsidiary of any Intellectual Property owned by any third party, or of the invalidity or unenforceability of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in Company Intellectual Property. To the Knowledge of Company, there is no valid basis for any such claims or Actions. Except as set forth on Schedule 4.14(d) of Company Disclosure Letter, there are no interferences or other contested Actions, either pending or, to the Knowledge of Company, threatened, in the United States Copyright Office, the United States Patent and Trademark Office, or any Governmental Authority (foreign or domestic) relating to any Company Intellectual Property. Except as set forth on Schedule 4.14(d) of Company Disclosure Letter, neither Company nor any Subsidiary has entered into any Contract to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in purchase orders or license agreements arising in the Ordinary Course of Business.

(e) Except as set forth on Schedule 4.14(e), Company or a Subsidiary has secured valid written assignments from all Persons (including, without limitation, consultants and employees) who contributed to the creation or development of Company Intellectual Property (including, without limitation, all rights in material computer software programs purported to be owned by Company) of the rights to such contributions that Company or a Subsidiary does not already own by operation of law. Except as set forth on Schedule 4.14(e) of Company Disclosure Letter, none of the software included in Company Intellectual Property incorporates, includes or is dependent on any shareware, freeware or is otherwise covered by the GPL or similar open source licensing regime.

(f) Company has taken all necessary and reasonable steps to protect and preserve the confidentiality of all trade secrets, proprietary know-how, source codes, databases, customer lists, schematics and algorithms possessed by Company or a Subsidiary and all use, disclosure or appropriation thereof by or to any third party has been pursuant to the terms of a written agreement between such third party and Company or a Subsidiary. Neither Company nor any Subsidiary has breached any contracts of non-disclosure or confidentiality.

(g) Company and each Subsidiary are and have been since at least January 1, 2004, in compliance with the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, any amendments thereto, and any rules promulgated thereunder by the Federal Trade Commission of the United States, and is not in violation of any applicable Laws relating to the transmission of commercial electronic mail messages or the privacy rights of any third party.

(h) Except as set forth on Schedule 4.14(h) of Company Disclosure Letter, Company has in place a privacy policy to protect the personal identifiable information of its customers and other users of and participants in its Sites in accordance with applicable law and industry standards and practices. Such privacy policies, in accordance with their express terms, may be amended, modified and supplemented from time to time. Company is permitted to disclose personal identifiable information to third parties as set forth in the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder (“HIPAA”). Company and the Subsidiaries are not Covered Entities, as defined by HIPAA. Company and the Subsidiaries are in compliance with the terms and conditions of any Business Associate Agreements (as contemplated by HIPAA) to which it is a party.

(i) Except as set forth on Schedule 4.14(i) of Company Disclosure Letter, neither Company nor any Subsidiary is party to any agreement pursuant to which Company or a Subsidiary has deposited or is required to deposit with an escrow holder or any other Person, all or part of the source code (or any algorithm or documentation contained in or relating to any source code) of any computer programs (collectively, “Source Materials”) owned by or proprietary to Company or a Subsidiary, Company has kept such Source Materials confidential and proprietary to it, and no event or circumstance has occurred, exists or is contemplated (including the consummation of this transactions or the transactions contemplated hereby) that would result in the release, disclosure or delivery to any third party of any part of such Source Materials. All software owned by or proprietary to Company or any Subsidiary is free of all viruses, worms, trojan horses and other malicious code and does not contain any known bugs, errors or defects of a material nature that could reasonably be expected to materially disrupt the operation of Company’s or a Subsidiary’s business (including by way of adverse impact on the operation of other software programs or operating systems). Company and the Subsidiaries employ virus protection devices, firewalls and other information technology security and control procedures in accordance with good industry practice.

(j) Except as set forth on Schedule 4.14(j) of Company Disclosure Letter, for the twelve month period prior to the Closing Date, the Internet domain names and URLs included in Company Intellectual Property (together with any content and other materials accessible and/or displayed thereon, the “Sites”) will have directed and resolved to the appropriate Internet protocol addresses and are and have been maintained and accessible to Internet users on those certain computers used by Company and the Subsidiaries to make the Sites so accessible (the “Server”) approximately twenty-four (24) hours per day, seven (7) days per week (“24/7”) and are and have been operational for downloading content from the Server on a 24/7 basis. Company or a Subsidiary has fully operational back-up copies of the Sites (and all related software, databases and other information), made from the current versions of the Sites as accessible to Internet users on the Server (and copied directly therefrom) which copies will have been made at least every two weeks from the date hereof until the Closing Date. Such back-up copies are kept in a safe and secure environment, fit for the back-up of media, and are not located at the same location of the Server. Company has no reason to believe that the Sites will not operate on the Server or will not continue to be accessible to Internet users on a 24/7 basis prior to, at the time of, and after the Closing Date.

4.15 Tangible Assets. All of the tangible personal property and assets that Company and the Subsidiaries use in their respective businesses, own or lease are free from material defects, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are adequate and suitable for the purposes for which they are presently used.

4.16 Contracts. Schedule 4.16 of Company Disclosure Letter sets forth an accurate and complete list of the following Contracts to which Company or any of the Subsidiaries is a party or by which any of their properties or assets are bound:

4.16.1 all Contracts for the lease or sublease of personal property to or from any Person providing for lease payments in excess of $20,000 per annum;

4.16.2 all Contracts relating to capital expenditures or for purchases or sales of materials, commodities, supplies, products, equipment or other personal property, or for the furnishing or receipt of services, the performance of which cannot be terminated by Company without penalty upon notice of 90 days or less or involves consideration in excess of $100,000;

4.16.3 all Contracts which contain restrictions with respect to payment of dividends or any other distribution in respect of the capital stock or other equity interests of Company or any of the Subsidiaries;

4.16.4 any management service, consulting (other than contract employees hired in the Ordinary Course of Business for consideration of not more that $75,000 per year and who can be terminated by Company without penalty with 90 days or less notice), financial advisory, or any other similar type Contract, and any Contracts with any investment or commercial bank;

4.16.5 all Contracts (including letters of intent entered into by Company or any Subsidiary) involving the future disposition or acquisition of assets or properties, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

4.16.6 all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute, entered into in the last 2 years or pursuant to which Company or the Subsidiaries may have any ongoing liability or obligation (contingent or otherwise), except for release agreements entered into with employees in the Ordinary Course of Business upon termination of their employment;

4.16.7 all Contracts, not otherwise disclosed hereunder, involving $50,000 or more annually which are not cancelable by Company or any of the Subsidiaries without penalty on notice of thirty (30) days or less;

4.16.8 all Contracts concerning a partnership, joint venture, strategic alliance, stockholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

4.16.9 all Contracts under which Company or any of the Subsidiaries created, incurred, assumed, or guaranteed any Indebtedness, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed or created a Security Interest on any of its assets, tangible or intangible and all Contracts (including so-called take-or-pay or keep-well agreements) under which any Person (other than Company or any of the Subsidiaries), directly or indirectly, guaranteed Indebtedness of Company or any of the Subsidiaries;

4.16.10 all Contracts containing confidentiality, standstill, or similar arrangements or non-competition obligations of Company or any of the Subsidiaries (other than confidentiality agreements entered into by Company with respect to other potential purchasers of Company in the past three months);

4.16.11 all Contracts with any Company Stockholder or any Affiliate of any Company Stockholder or any current or former officer or director of Company or any of the Subsidiaries;

4.16.12 any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

4.16.13 all Contracts for the employment of any individual on a full time or part time basis providing annual compensation (salary, bonus, and benefits) in excess of $75,000 or providing severance benefits in excess of $75,000, and all Contracts for consulting services (other than contract employees hired in the Ordinary Course of Business for consideration of not more than $75,000 per year and who can be terminated by Company without penalty with 90 days or less notice);

4.16.14 all Contracts involving a loan (other than accounts receivable from trade debtors in the Ordinary Course of Business) or advance to (other than travel and entertainment allowances to the employees of Company and any of the Subsidiaries extended in the Ordinary Course of Business), or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

4.16.15 all Contracts that are material to the business of Company not otherwise disclosed hereunder; or

4.16.16 all other Contracts not otherwise disclosed hereunder, the performance of which involves consideration in excess of $200,000 per year.

Company has delivered to Parent a correct and complete copy of each Contract, including all amendments, listed on Schedule 4.16 of Company Disclosure Letter (or required to be listed on Schedule 4.16 of Company Disclosure Letter). Each Contract disclosed on Company Disclosure Letter that is not a written agreement (each, an “Oral Agreement”) has been entered into in the Ordinary Course of Business. Except as set forth on Schedule 4.16 of Company Disclosure Letter, with respect to each Contract listed on Schedule 4.16 of Company Disclosure Schedule (or required to be so listed): (a) the agreement is legal, valid, binding, enforceable, and in full force and effect; (b) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (c) no party has repudiated any provision of the agreement; and (d) Company and the Subsidiaries, as applicable, have each performed all obligations required to be performed by it and no default, or event which with notice or lapse of time or both would constitute a material default, exists in respect thereof on the part of Company or the Subsidiaries; and (e) the continuation, validity and effectiveness of all agreements under the current terms thereof will in no way be affected by transactions contemplated by this Agreement or, if any would be affected without a consent or waiver, Company or the Subsidiaries shall cause an appropriate consent or waiver respecting such transfer to be delivered to Parent prior to the Closing Date.

4.17 Bank Accounts and Powers of Attorney. Set forth on Schedule 4.17 of Company Disclosure Letter is an accurate and complete list showing (a) the name and address of each bank in which Company or any of the Subsidiaries has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from Company or any of the Subsidiaries and a summary statement of the terms thereof.

4.18 Insurance. Schedule 4.18 of Company Disclosure Letter sets forth each insurance policy (including policies providing property, casualty, liability, theft, life, fire and workers’ compensation coverage and bond and surety arrangements, and other forms of insurance of any kind held by Company or any of the Subsidiaries) with respect to which Company or any of the Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage. Except as set forth on Schedule 4.18 of Company Disclosure Letter, with respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable, and in full force and effect in all respects and Company and the Subsidiaries, as applicable, are the sole beneficiaries of each such policy; (b) neither Company or any of the Subsidiaries is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (c) no party to the policy has repudiated any provision thereof and neither Company nor any of the Subsidiaries has received any notice of cancellation or non-renewal of any such policy or arrangement nor has termination of any such policy or arrangement been threatened; (d) the policy, or the future proceeds thereof, has not been assigned to any other Person; (e) all premiums and other payments due from Company or any of the Subsidiaries under or on account of any such policy have been paid; and (f) such insurance policies are adequate to insure against risks to which Company, the Subsidiaries and their property and assets are normally exposed in the operation of their respective businesses and Company and the Subsidiaries shall keep all such insurance coverage in full force and effect through the Closing Date. Since January 1, 2004, there has not been any material adverse change in Company’s or any Subsidiary’s relationship with its insurers or any material increase in the premiums payable pursuant to such policies. Schedule 4.18 of Company Disclosure Letter also sets forth a list of all pending claims and the claims history for Company and each of the Subsidiaries during the past three (3) years (including with respect to insurance obtained but not currently maintained).

4.19 Litigation. Schedule 4.19 of Company Disclosure Letter sets forth each instance in which Company or any of the Subsidiaries (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the Knowledge of Company, is threatened to be made a party to any Action, of, in, or before any Governmental Authority or before any arbitrator. Neither Company nor any of the Subsidiaries has Knowledge of any basis for any such Action, and except as set forth on Schedule 4.19 of Company Disclosure Letter, none of the foregoing has been pending during the last five (5) years, and of those matters set forth on

Schedule 4.19 Company has no obligations or liabilities with respect to any matter that is described as dismissed, settled or resolved other than customary confidentiality requirements. Also listed on Schedule 4.19 of Company Disclosure Letter is a description of each action brought or presently intended to be brought on behalf of Company or any of the Subsidiaries except collection actions in each case involving less than $5,000 and with respect to which there is no claim, counterclaim or cross claim whether actual or threatened, by any party other than Company or any of the Subsidiaries.

4.20 Employees. (a) As of the date hereof, Company and the Subsidiaries have a total of 240 full time employees and 4 part time employees. Schedule 4.20(a) of Company Disclosure Letter contains a list of all current officers, managers, directors, employees, consultants and independent contractors (other than contract employees hired in the Ordinary Course of Business for consideration of not more than $75,000 per year and who can be terminated by Company without penalty with 90 days or less notice) of Company and the Subsidiaries, whether full time or part time, together with the current job title and aggregate remuneration rate (salary, bonus, and benefits) for each such person. Upon termination of the employment of any employee by Company or any of the Subsidiaries, neither Company nor any of the Subsidiaries has incurred and/or shall incur any liability for any severance or termination pay, pension, or profit-sharing benefit or other similar payment except as described on Schedule 4.20(a) of Company Disclosure Letter. Neither Company nor any of the Subsidiaries is a party to or bound by any collective bargaining agreement, and none is being negotiated, nor has it experienced any strike, slowdown, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. No union is currently certified, and there is no union representation question and no union or other organizational activity that would be subject to the National Labor Relations Act (20 U.S.C. §151 et seq.) existing or, to the Knowledge of Company, threatened with respect to Company’s and/or the Subsidiaries’ operations.

(b) No grievance or arbitration proceeding arising out of or under a collective bargaining agreement is pending and no claim thereunder exists or, to the Knowledge of Company, is threatened with respect to Company’s and/or the Subsidiaries’ operations.

(c) Except as set forth on Schedule 4.20(c) of Company Disclosure Letter, neither Company nor any of the Subsidiaries has committed any material unfair labor practice. Except as set forth on Schedule 4.20(c) of Company Disclosure Letter, Company has complied with all Laws relating to labor and employment matters, including any provisions thereof relating to wages, hours, equal employment, safety, immigration, collective bargaining and the payment of social security and similar taxes and no claims of violations thereof have been made against Company or any of the Subsidiaries.

(d) Except as set forth on Schedule 4.20(d) of Company Disclosure Letter, neither Company nor the Subsidiaries has any Equal Employment Opportunity Commission charges or other claim of employment discrimination pending or, to the Knowledge of Company, currently threatened against it.

(e) Except as set forth on Schedule 4.20(e) of Company Disclosure Letter, in the last five (5) years, no wage and hour department investigation has been made of Company or the Subsidiaries.

(f) There are no occupational health and safety claims against Company or the Subsidiaries.

(g) Since the enactment of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) neither Company nor any of the Subsidiaries has effectuated: (a) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Company or the Subsidiaries; or (b) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of Company or the Subsidiaries; nor have Company or the Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, and none of the employees has suffered an “employment loss” (as defined in the WARN Act) since three (3) months prior to the date hereof.

4.21 Employee Benefits. (a) List of Plans. Schedule 4.21 of Company Disclosure Letter sets forth an accurate and complete list of all domestic and foreign: (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA; (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”) under Section 501(c)(9) of the Code, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance contracts or agreements; in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA; that have been established, maintained, or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by Company or any of the Subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 4.21, any predecessors to Company or to any of the Subsidiaries and all employers (whether or not incorporated) that would be treated together with Company, any of the Subsidiaries and/or Company Stockholders as a single employer (1) within the meaning of Section 414 of the Code, or (2) as a result of Company or any Subsidiary and/or any Company Stockholders being or having been a general partner of any such employer), since September 2, 1974 (“Employee Benefit Plans”).

(b) Status of Plans. Each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable Laws, including, without limitation, ERISA, the Code, and foreign tax, labor, securities, data privacy, currency exchange control and other Laws, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code. No complete or partial termination of any Employee Benefit Plan has occurred or is expected to occur. Neither Company nor any of the Subsidiaries has any commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan. Except as required to maintain the tax-qualified status of any Employee Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan without liability (other than liability (i) for ordinary administrative expenses typically incurred in connection with amending or terminating such an Employee Benefit Plan or (ii) for which sufficient assets are set aside in a trust or insurance contract to satisfy such liabilities or which are reflected on Company’s balance sheet constituting part of the Financial Statements). No event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof.

(c) No Pension Plans. No Employee Benefit Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither Company nor any of the Subsidiaries has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any “multiple employer plan” (within the meaning of the Code or ERISA) or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(d) Liabilities. Neither Company nor any of the Subsidiaries maintains any Employee Benefit Plan which is (a) a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or (b) a “group health plan” (as defined in 45 Code of Federal Regulations Section 160.103) that has not been administered and operated in all respects in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, and neither Company nor any of the Subsidiaries is subject to any material liability, including, without limitation, additional contributions, fines, Taxes, penalties or loss of tax deduction as a result of such administration and operation. No Employee Benefit Plan which is such a group health plan is a “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA. Each Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Employee Benefit Plan meets the requirements of the Code applicable thereto. Neither Company nor any of the Subsidiaries maintains any Employee Benefit Plan which is an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) that has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed.

Neither Company nor any of the Subsidiaries maintains any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and neither Company nor any of the Subsidiaries have any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service. Neither Company nor any of the Subsidiaries has any unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code. No Employee Benefit Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract, policy or instrument issued by an insurance company that, to the Knowledge of Company, is or may be the subject of bankruptcy, conservatorship, insolvency, liquidation, rehabilitation or similar proceedings.

Neither Company nor any of the Subsidiaries has incurred any liability for any Tax or excise Tax arising under Chapter 43 of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such liability.

There are no actions, suits, claims or disputes pending, or, to the Knowledge of Company, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated, or expected to be asserted against Company or any of the Subsidiaries or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. No condition exists which presents a material risk to Company or any of the Subsidiaries of incurring a liability (other than for routine benefit payments) to or on account of an Employee Benefit Plan. No Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

(e) Contributions. Full payment has been timely made of all amounts which Company or any of the Subsidiaries is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which Company or any of the Subsidiaries is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof and as of the Closing Date, and such contributions or premiums have been timely deposited into the appropriate trusts or accounts. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and to the Knowledge of Company and the Subsidiaries no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. Company has made adequate provision for reserves to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable law or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

(f) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has, as currently in effect, either been determined to be so qualified by the Internal Revenue Service or is a prototype plan which has a determination letter. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has, as currently in effect, been determined to be so exempt by the Internal Revenue Service. Each VEBA has been determined by the Internal Revenue Service to be exempt from Federal income tax under Section 501(c)(9) of the

Code. Since the date of each most recent determination referred to in this paragraph (f), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust or VEBA.

(g) Transactions. Neither Company nor any of the Subsidiaries nor any of their respective directors, officers, employees or, to the Knowledge of Company and the Subsidiaries, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a Tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

(h) Triggering Events. Except as specifically set forth in Schedule 4.21(h) of Company Disclosure Letter, including as to any applicable employee and amount of any “parachute payment” and “excess parachute payment” (as such terms are defined in Section 280G of the Code) to any such employee, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of Company or any of the Subsidiaries. Except as set forth on Schedule 4.21(h) of Company Disclosure Letter, no Employee Benefit Plan provides for the payment of severance, termination, change in control or similar type payments or benefits.

(i) Classification. Company and the Subsidiaries have classified all individuals who perform services for them correctly under each Employee Benefit Plan, ERISA, the Code and other applicable law as common law employees, independent contractors or leased employees.

(j) Nonqualified Deferred Compensation. Each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) that Company is a party to has been operated since January 1, 2005 in compliance with Section 409A of the Code and IRS Notice 2005-1. Except as expressly set forth on Company Disclosure Letter, no nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No event has occurred that would be treated by Section 409A(b) of the Code as a transfer of property for purposes of Section 83 of the Code.

(k) Documents. Company Stockholders have delivered or caused to be delivered to Parent and its counsel true and complete copies of all material documents in connection with each Employee Benefit Plan, including, without limitation (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent Internal Revenue Service determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code; (v) the annual report on Internal Revenue Service Form 5500-series or 990 for each of the last three years for each Employee Benefit Plan required to file such form; (vi) the most recently prepared financial statements for each Employee Benefit Plan for which such statements are required; (vii) all minutes with respect to the meetings of each Employee Benefit Plans’ administrative committee and/or plan administrator; (viii) any required registration statement and/or prospectus for or relating to an Employee Benefit Plan; and (ix) all contracts and agreements relating to each Employee Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements and collective bargaining agreements.

4.22 Guaranties. Except as set forth on Schedule 4.22 of Company Disclosure Letter, neither Company nor any of the Subsidiaries is a guarantor or otherwise is responsible for any liability or obligation (including Indebtedness) of any other Person of more than $100,000.

4.23 Environmental Matters. Except as set forth on Schedule 4.23 of Company Disclosure Letter: (a) Company and the Subsidiaries are in material compliance with all Environmental Requirements in connection with owning, using, maintaining, or operating its business or assets; (b) each location at which Company or any of the Subsidiaries operates, or has operated, its business is in material compliance with all Environmental Requirements; and (c) there are no pending or, to the Knowledge of Company, threatened allegations by any Person that Company’s or any of the Subsidiaries’ properties or assets is not, or that its businesses has not been conducted, in material compliance with all Environmental Requirements, and there are no facts, circumstances or conditions relating to Company’s or any of the Subsidiaries’ properties or assets, or their respective businesses that would reasonably be expected to give rise to such allegations.

4.24 Certain Business Relationships. Except as set forth on Schedule 4.24 of Company Disclosure Letter (i) there are no Contracts, liabilities or obligations between Company or any of the Subsidiaries, on the one hand, and either (A) any Company Stockholder or any Affiliate of a Company Stockholder (other than Company or any of the Subsidiaries), or (B) any other Affiliate of Company, on the other hand and (ii) Company Stockholders, their Affiliates and the officers and directors of Company and the Subsidiaries do not possess, directly or indirectly, any financial interest in, and are not directors, officers or employees of, any Person which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of Company or any of the Subsidiaries. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of 1% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 4.24. Except as set forth on Schedule 4.24 of Company Disclosure Letter, none of Company Stockholders or their Affiliates have been involved in any material business arrangement or relationship with Company or any of the Subsidiaries within the past twelve (12) months, and no Company Stockholder or any Affiliate of any Company Stockholder owns any material asset, tangible or intangible, which is used in the business of Company or any of the Subsidiaries.

4.25 Approvals. Except as set forth on Schedule 4.25 of Company Disclosure Letter, hereto, no consent or approval of, or notification to any Person is required to be obtained by Company or any of the Subsidiaries in connection with the execution and delivery of this Agreement or any document delivered pursuant hereto or the performance of the terms hereof or thereof or the consummation of the transactions provided for herein. Each act required to be taken by or on the part of Company or any of the Subsidiaries to carry out this Agreement or any other related agreement or the transactions contemplated hereby have been duly and properly taken.

4.26 Affiliated Transactions. Except as set forth on Schedule 4.26 of Company Disclosure Letter, other than in the Ordinary Course of Business, including remuneration to employees otherwise disclosed elsewhere on Company Disclosure Letter, there have been no payments made (or deemed for accounting purposes to have been made) by Company or any of the Subsidiaries to, or received by Company or any of the Subsidiaries from, any Affiliates of Company or any of the Subsidiaries during the current and the last fiscal year for products or services (including any charge for management, interest, capital employed, administrative, purchasing, financial or other services).

4.27 Controls. (a) Each of Company and the Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all transactions are executed in accordance with management’s general or specific authorization, (2) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, or any other criteria applicable to such statements, and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Company, (3) access to the property and assets of Company and the Subsidiaries is permitted only in accordance with management’s general or specific authorization, (4) the recorded amounts for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences, (5) Company maintains records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Company and its Subsidiaries and (6) any unauthorized acquisition, use or disposition of Company’s assets that could have a material effect on Company’s financial statements are prevented or detected in a timely manner.

(b) Except as set forth on Schedule 4.27(b) of Company Disclosure Letter, Company has designed internal controls over financial reporting to ensure that material information relating to Company and its Subsidiaries is made known to the principal executive officer and the principal financial officer by others within those entities. Company has disclosed to Parent any significant deficiencies in the design or operation of internal controls over financial reporting which could adversely affect Company’s ability to record, process, summarize, and report financial data and have identified to Parent any material weaknesses in internal controls over financial reporting. Company has disclosed to Parent any fraud, whether or not material, that involves management or other employees of Company or any of the Subsidiaries.

4.28 Customers. (a) Except as set forth on Schedule 4.28(a) of Company Disclosure Letter, neither Company nor any of the Subsidiaries has any customer from whom it derived more than five percent (5%) of the consolidated revenues of Company and the Subsidiaries during Company’s most recent fiscal year.

(b) Except as set forth on Schedule 4.28(b) of Company Disclosure Letter, since the Most Recent Fiscal Year End, there has not been (i) any Material Adverse Change in the business relationship of Company or any of the Subsidiaries with any customer of goods or services named on Schedule 4.28(a) of Company Disclosure Letter or (ii) any change in any material term (including credit terms) of the sales agreements or related arrangements with any such customer that would be reasonably expected to result in a material reduction in revenues attributable to such customer in the six months following the date hereof.

(c) Except as set forth on Schedule 4.28(c) of Company Disclosure Letter, since January 1, 2002, to the Knowledge of Company, none of Company or any of the Subsidiaries has received any material written customer complaint concerning their products and services. Except for legal warranties in effect in the jurisdictions where services are provided by Company or any of the Subsidiaries, no such services are subject to any material guaranty or warranty other than Company’s standard terms and conditions of sale. Since January 1, 2002, warranty claims against Company and the Subsidiaries have not exceeded $200,000 in any one (1) year period.

4.29 Third Party Software Providers. Schedule 4.29 of Company Disclosure Letter sets forth each provider of third party software to Company and the Subsidiaries (except for “shrink-wrapped” and similar license arrangements that do not involve ongoing obligations). The relationships of Company and the Subsidiaries with each third party software provider are good commercial working relationships, and except as set forth on Schedule 4.29 of Company Disclosure Letter no such third party software provider has canceled or otherwise terminated, or threatened in writing to cancel or otherwise terminate, its relationship with Company or any of the Subsidiaries. Company has not received any notice that any such third party software provider may cancel or otherwise materially and adversely modify its relationship with Company or any of the Subsidiaries or limit its services or usage either as a result of the transactions contemplated hereby or otherwise.

4.30 Working Capital; Accounts Receivable. Excluding the obligation to pay any Transaction Costs and the obligation to repay the Orix/Oxford Debt, the current working capital of Company and the Subsidiaries is sufficient for the purposes of their operations as currently conducted and as currently proposed to be conducted over the next twelve months. The amount of all accounts receivable, unbilled invoices and other debts due or recorded in the respective records and books of account of Company and the Subsidiaries as being due to Company and the Subsidiaries as at the Closing Date (less the amount of any provision or reserve therefor made in the respective records and books of account of Company and the Subsidiaries) will be good and collectible in full in the Ordinary Course of Business and in any event not later than sixty (60) days after the Closing Date; and none of such accounts receivable or other debts is, or at the Closing Date will be, subject to any counterclaim or set-off except to the extent of any such provision or reserve. There has been no material adverse change since the

Most Recent Fiscal Year End in the amount of accounts receivable or other debts due Company or the Subsidiaries or the allowances with respect thereto, or accounts payable of Company and the Subsidiaries, from that reflected in the Most Recent Balance Sheet.

4.31 Anti-takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation enacted under state or federal Laws in the United States applicable to Company is applicable to the Merger or the transactions contemplated hereby.

4.32 Books and Records. The respective minute books of Company and the Subsidiaries, as previously made available to Parent and its representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the respective members and Boards of Directors of Company and each Subsidiary. Neither Company nor any Subsidiary has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of Company or a Subsidiary.

4.33 Permits. Schedule 4.33 of Company Disclosure Letter sets forth each permit (including occupancy permit), certificate, license, consent or authorization of any Governmental or Regulatory Authority (each, a “Permit”) obtained or possessed by Company and the Subsidiaries other than those that are immaterial to Company and the Subsidiaries taken as a whole. Company has delivered to Parent for inspection a true and correct copy of each Permit disclosed on Schedule 4.33 of Company Disclosure Letter. Company and each of the Subsidiaries have obtained and possess all Permits and have made all registrations or filings with or notices to any Governmental or Regulatory Authority necessary for the lawful conduct of their businesses as presently conducted, or necessary for the lawful ownership of their properties and assets or the operation of their businesses as presently conducted. All such Permits are in full force and effect. Company and each of the Subsidiaries are in compliance with all such Permits. Each such Permit can be renewed or transferred in the Ordinary Course of Business by Company or the Subsidiary, as the case may be. Any applications for the renewal of any such Permit which are due prior to the Closing Date will be timely made or filed by Company or the appropriate Subsidiary prior to the Closing Date. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit is pending or threatened and Company does not know of any valid basis for such proceeding, including the transactions contemplated hereby. No administrative or governmental action or proceeding has been taken or threatened, in connection with the expiration, continuance or renewal of any such Permit and Company does not know of any valid basis for any such proceeding.

4.34 Representations Complete. Except as and to the extent set forth in this Agreement and Company Disclosure Letter and any document delivered pursuant to this Agreement, Company makes no representations or warranties whatsoever (INCLUDING, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) to any Parent Party and hereby disclaims all liability and responsibility for any representation, warranty, statement, or information not included herein or therein that was made, communicated, or furnished (orally or in writing) to any Parent Party or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to any Parent Party by any director, officer, employee, agent, consultant, or representative of Company).

5.	Pre Closing Covenants.

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

5.1 General. Each of the Parties will use its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable, as soon as reasonably possible, in order to consummate and make effective the transactions contemplated by this Agreement (including without limitation, satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below). Company shall take such actions as may be necessary to cause each of Internet Healthcare Group, KBL Healthcare Ventures, LP, KBL Healthcare, LP, KBL Healthcare Partners, LP, KBL Healthcare, Inc., Liberty Partners, Galen Partners IV, LP, Galen Partners International IV, LP, Galen Employee Fund IV, LP, Sandoz Investments US, LTD, Johnson & Johnson Development Corporation, Draper Fisher Jurvetson Fund VII, LP, Draper Fisher Jurvetson Partners VII, LP and Draper Associates, LP to execute and deliver the Indemnification Agreement. Company shall use its commercially reasonable efforts to obtain the consents or assignments listed on Schedule 4.14(e).

5.2 Notices and Consents. Company will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third party consents, that Parent reasonably may request. Each of the Parties will give any notices, make any filings, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals in connection with the matters referred to in Sections 3.3 and 4.5 above; provided, however, that no provision contained herein will be construed to (a) require Parent to sell or hold separate, divest, license or cause a third party to purchase or license assets, securities and/or businesses of Parent, Company or any of their respective subsidiaries or (b) to agree to any material changes or restrictions in the operations of any such assets or businesses. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will request early termination of the waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

5.3 Operation of Business.

5.3.1 Company and the Subsidiaries will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business except as otherwise required by this Agreement. Without limiting the generality of the foregoing except as otherwise required by this Agreement, Company and the Subsidiaries will not:

5.3.1.1 Sell, transfer, lease, license or otherwise dispose of any assets or properties except for (A) sales of inventories in the Ordinary Course of Business and (B) leases entered into in the Ordinary Course of Business with annual lease or royalty payments that could not reasonably be expected to exceed $100,000;

5.3.1.2 Except as set forth on Schedule 5.3.1 of Company Disclosure Letter, enter into or become subject to any Contract of a type described in Sections 4.16.4, 4.16.5, 4.16.7, 4.16.10, 4.16.11, 4.16.13, 4.16.14, 4.16.15, and 4.16.16;

5.3.1.3 Accelerate, terminate, make material modifications to, or cancel any Contract described in Section 4.16 to which Company or any of the Subsidiaries is a party or by which it is bound; provided, that Company can terminate Contracts providing value to Company or the Subsidiaries of not more than $100,000 per year due to the other Party’s breach thereof;

5.3.1.4 Impose or permit the incurrence of any Security Interest upon any of its assets, tangible, or intangible, or the Company Shares except for Permitted Security Interests;

5.3.1.5 Except as set forth on Schedule 5.3.1 of Company Disclosure Letter, make any capital investment expenditure or commitment therefor in excess of $50,000 individually or $200,000 in the aggregate, or any loan to any other Person, or otherwise acquire any assets or properties with a value in excess of $50,000 individually or $200,000 in the aggregate;

5.3.1.6 Create, incur, assume, guarantee or modify any Indebtedness of more than $100,000, whether absolute, accrued, contingent or otherwise;

5.3.1.7 Grant any license or sublicense of any rights under or with respect to any Intellectual Property;

5.3.1.8 Change or authorize a change in the charter or bylaws or limited liability company agreement of Company or any of the Subsidiaries (or comparable organizational or governing documents);

5.3.1.9 Issue, sell or otherwise dispose of any capital stock or equity or voting interests (including upon conversion, exchange, or exercise), or grant, issue or sell any options, warrants, or other rights to purchase or obtain any capital stock or equity or voting interests in Company or any of the Subsidiaries (including upon conversion, exchange or exercise);

5.3.1.10 Declare, set aside, make or pay any dividend or any distribution with respect to its capital stock, limited liability company interests of, or other equity or voting interest in, Company or any of the Subsidiaries (whether in cash or in kind) or split, combine, reclassify, redeem, purchase, or otherwise acquire, directly or indirectly, any capital stock, limited liability company interests of, or other equity or voting interest in, Company (except for the conversion of Class B Common Stock owned by an employee of Company to Class A Common Stock upon termination of employment of such employee pursuant to Company’s Certificate of Incorporation) or any of the Subsidiaries or make any other change in the capital structure of Company or the Subsidiaries;

5.3.1.11 Except for sales commission or other amounts payable to Employees in the Ordinary Course of Business in accordance with Company’s existing commission sales plan, make any bonus, profit sharing, pension, retirement or insurance payment, distribution or arrangement to or with, or make any loan to, or enter into any other transaction with, any of its directors, officers, agents, and employees;

5.3.1.12 Enter into, establish, adopt, amend or terminate any Employee Benefit Plan, employment Contract, collective bargaining agreement, thrift, compensation or other plan or arrangement written or oral, or modify the terms of any such existing Contract or agreement;

5.3.1.13 Except for sales commission or other amounts payable to Employees in the Ordinary Course of Business in accordance with Company’s existing commission sales plan, increase the compensation payable (including, but not limited to, wages, salaries, bonuses or any other remuneration) or to become payable to any officer, employee or agent or any director of Company or any of the Subsidiaries;

5.3.1.14 Adopt, amend, modify, or terminate any Employee Benefit Plan with respect to any employee, consultant, director, shareholder, or partner of Company or any of the Subsidiaries (whether current, former, or retired) or their beneficiaries, or deposit into any trust amounts in respect of any obligations to any employee, consultant, director, shareholder, or partner of Company or any of the Subsidiaries (whether current, former, or retired) or their beneficiaries, provided that transfers into any trust, other than a rabbi or other trust with respect to any non qualified deferred compensation, may be made in accordance with past practice or in accordance with applicable law;

5.3.1.15 Transfer or apply any cash or other assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable directly or indirectly to or for the benefit of any Company Stockholders or any Affiliates of any Company Stockholders or conduct its cash management customs and practices (including the collection of receivables and payment of payables) other than in the Ordinary Course of Business;

5.3.1.16 Write off as uncollectible any notes or accounts receivable or any portion thereof, except for write downs and write offs in the Ordinary Course of Business;

5.3.1.17 (i) Forgive or cancel any debts or claims, (ii) terminate or waive any claims or rights of value to the business of Company or any of the Subsidiaries, as applicable, or (iii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) except the payments, discharges, settlements or satisfactions in the Ordinary Course of Business of liabilities reflected or reserved against in the Financial Statements;

5.3.1.18 Implement any change in the accounting methods or practices followed by Company or any of the Subsidiaries or any change in depreciation or amortization policies or rates theretofore adopted, except as may be required by GAAP;

5.3.1.19 Acquire any business or Person, by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

5.3.1.20 Enter into, amend, become subject to, or terminate any joint venture, partnership, strategic alliance, members’ agreement, stockholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

5.3.1.21 Make any Tax election or settle and/or compromise any Tax liability, prepare any Tax Returns in a manner which is inconsistent with the past practices of Company or any Subsidiary, as the case may be, with respect to the treatment of items on such Tax Returns, incur any liability for Taxes other than in the Ordinary Course of Business, or file an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of Company or the Subsidiaries;

5.3.1.22 Enter into any Contract or letter of intent (whether or not binding) with respect to or otherwise authorized or committed, whether or not in writing, any of the foregoing;

5.3.1.23 Take any action, engage in any transaction or enter into any Contract that is material to Company or the Subsidiaries, taken as a whole;

5.3.1.24 Take any action, engage in any transaction or enter into any Contract that would cause any of the representations set forth in Section 4 to be materially inaccurate or untrue as of the Closing Date; or

5.3.1.25 Plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of Company or any of the Subsidiaries (other than routine employee terminations for cause).

5.3.1.26 Take any action, engage in any transaction or enter into any Contract that gives rise to any fees owed to, or rights of, SG Cowen pursuant to the terms of the SG Cowen Engagement Letter.

5.3.2 Reports. During the period from the date of this Agreement to the Closing Date, Company and the Subsidiaries shall confer, at the reasonable request of Parent, on a regular basis with one or more designated representatives of Parent to report material operational matters and to report the general status of ongoing operations.

5.3.3 Insurance. Company shall keep, or cause the Subsidiaries to keep, all insurance policies currently maintained with respect to Company and the Subsidiaries and their respective assets and properties, or suitable replacements or renewals, in full force and effect through the close of business on the Closing Date.

5.4 Full Access. Company will permit representatives of Parent to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Company and the Subsidiaries, and subject to applicable law, to all premises, properties, personnel, books, records (including Tax records), contracts, books, records, and documents of or pertaining to Company and the Subsidiaries and will cause their officers to furnish to Parent any and all data and information pertaining to the business of Company and the Subsidiaries that Parent, from time to time, shall reasonably request. Such review shall not, however, affect the representations and warranties made by Company in this Agreement or the remedies of Parent for breaches of those representations and warranties.

5.5 Notice of Changes. (a) Company will give prompt written notice to Parent of the occurrence or existence of any fact, circumstance or event which would reasonably be expected to result in (i) any representation or warranty by Company in this Agreement or in any document delivered pursuant hereto, to be materially untrue or inaccurate or (ii) the failure of any condition precedent to either Company’s or Parent’s obligations. Parent will give prompt written notice to Company of any material breach of any of the representations and warranties in Section 3 above.

(b) Prior to the Closing, Company shall promptly notify Parent, of:

(1) any notice or other communication from any Person alleging that the consent of any Person is or may be required in connection with the transactions contemplated by this Agreement;

(2) any notice or other written communications from any client (A) terminating or threatening to terminate any Contract relating to the rendering of services to such client by Company or (B) relating to any dispute with such client by Company;

(3) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or relating to Company, any of its members or employees;

(4) any notice or other communication from any Person relating to any pending or threatened litigation involving Company or any of its Affiliates; and

(5) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any Contract disclosed (or required to be disclosed) on Schedule 4.16 of Company Disclosure Letter.

5.6 Permits. Company will use its commercially reasonable efforts to maintain all of Company’s existing material Permits to conduct its businesses as currently conducted by Company and comply in all material respects with all regulatory requirements applicable to the business of Company and the Subsidiaries.

5.7 Exclusive Dealing. During the period from the date of this Agreement to the earlier of (i) the Closing Date and (ii) the date this Agreement is terminated in accordance with its terms, Company shall not, and shall cause its Affiliates, officers, directors, employees, agents, representatives, consultants, financial advisors, attorneys, accountants and other agents of Company and the Subsidiaries and shall use its best efforts to cause Company Stockholders to refrain from taking any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than Parent (and its Affiliates and representatives), concerning any purchase of any capital stock of Company or any of the Subsidiaries (other than in connection with the exercise of any Options or Warrants outstanding on the date hereof) or any merger, asset sale, recapitalization or similar transaction involving Company or any of the Subsidiaries. Except in furtherance of the transactions contemplated herein, Company will not, and shall use its best efforts to cause Company Stockholders not to vote its or their capital stock or the equity interests of any of Company’s Subsidiaries in favor of any purchase of any capital stock or other equity interests of Company or any of the Subsidiaries, or any merger, asset sale, recapitalization or similar transaction involving Company or any of the Subsidiaries. Company will notify Parent as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with, Company Stockholders or Company, as the case may be, with respect to the foregoing and shall describe in reasonable detail the identity of any such Person and, the substance and material terms of any such contact and the material terms of any such proposal.

5.8 Tax Filings Prior to Closing. Company and each of the Subsidiaries agree, from and after the date of this Agreement and until the Closing Date: (i) to prepare all Tax Returns in a manner which is consistent with the past practices of Company and each of the Subsidiaries, as the case may be, with respect to the treatment of items on such Tax Returns, except as may be required by law; (ii) to refrain from incurring any material liability for Taxes other than in the Ordinary Course of Business, except with prior written consent of Parent; and (iii) to refrain from entering into any settlement or closing agreement with a taxing authority that increases or may increase the Tax liability of Company or any of the Subsidiaries for any period.

5.9 No Rights Triggered. Company shall take all reasonable steps necessary to ensure that the entry into this Agreement and the consummation of the transactions contemplated by this Agreement and any other action or combination of actions, or any other transactions contemplated by this Agreement, do not and will not result in the grant of any right to payment or of any rights to any Person, except as required by this Agreement, (i) under the charter or bylaws of Company or comparable governing organizational documents of any of its Affiliates or (ii) under any Contract to which Company or any of its Affiliates is a party or by which they are bound or to which any of their respective properties are subject.

5.10 Parachute Payments. Prior to the Closing, Company shall take and shall cause the Subsidiaries to take any and all actions so that the tax deduction with respect to any and all payments and benefits (including all payments in the nature of compensation within the meaning of Section 280G(b)(2) of the Code) Company or the Subsidiaries have made or paid or are or may be obligated to make or pay that would be “parachute payments” (as defined in Section 280G(b)(2) of the Code), including, but not limited to, any amounts payable under the stock option agreements and management subscription agreements together with other compensatory payments, shall not be disallowed under Section 280G of the Code and the individuals who receive such payments and benefits shall not be subject to the excise tax imposed by Section 4999 of the Code.

6.	Conditions to Obligation to Close.

6.1 Conditions to Obligation of Parent. The obligation of Parent and Merger Sub to consummate the Merger is subject to satisfaction of the following conditions:

6.1.1 the representations and warranties of Company and any Company Stockholder contained in this Agreement and in any other document delivered pursuant to this Agreement (including the representations and warranties contained in any Stockholder Support Agreement) shall be true and correct in all material respects (except to the extent that any representation or warranty contains a materiality qualifier, in which case it shall be true in all respects) as of the date hereof and at and as of the Closing Date with the same effect as if made on and as of the Closing Date;

6.1.2 Company and the holders of Company Shares shall have performed and complied with all of their respective covenants contained in this Agreement and in any other document delivered pursuant to this Agreement (including in any Stockholder Support Agreement) in all material respects through the Closing;

6.1.3 Company shall have procured all of the third party consents specified on Schedule 6.1.3 of Company Disclosure Letter;

6.1.4 no Action shall be pending or threatened by or before any Governmental Authority or by or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge could reasonably be expected to (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) affect adversely the right of Parent or any of its subsidiaries to own Company Shares or to operate or control Company, (d) cause a Material Adverse Change with respect to Company, or (e) result in an increase in the Merger Consideration;

6.1.5 Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Sections 6.1.1 through 6.1.4 of Company Disclosure Letter is satisfied in all respects;

6.1.6 Company shall have delivered to Parent (a) copies of Company’s Certificate of Incorporation and the Certificate of Incorporation of each Subsidiary as in effect on the Closing Date, including all amendments thereto, in each case certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, (b) a certificate from the Secretary of State or other appropriate official of their respective jurisdictions of incorporation to the effect that as of the Closing Date, Company and each of the Subsidiaries is in good standing or subsisting in such jurisdiction and listing all charter documents of Company and such Subsidiaries on file and (c) a certificate as to the Tax status of Company and each Subsidiary as of the Closing Date, from the appropriate official in its jurisdiction of incorporation;

6.1.7 all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

6.1.8 Parent shall have received from Company a Secretary’s Certificate, in substantially the form set forth on Exhibit K;

6.1.9 the Escrow Agreement shall have been executed and delivered by all of the parties thereto other than Parent;

6.1.10 Parent shall have received a certificate stating that Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the date hereof;

6.1.11 Any and all authorizations, approvals, consents, permits, licenses, writs, decrees or orders of, or declarations or filings with, any Governmental Authority necessary to permit this Agreement and the consummation of the transactions contemplated by this Agreement, including those set forth on Schedule 6.1.11, shall have been obtained or made and shall not have expired or been withdrawn; provided, that this condition shall not be deemed to have been satisfied if any such authorization, approval, permit, license, consent or order shall be subject to any condition or restriction the effect of which is that such condition or restriction could reasonably be expected to result in a Material Adverse Change with respect to Company or Parent;

6.1.12 Since December 31, 2004, there shall have been no Material Adverse Change with respect to Company;

6.1.13 All Indebtedness of Company shall have been repaid (as evidenced, to the reasonable satisfaction of Parent and its counsel, by customary pay-off letters from the holders of such Indebtedness delivered to Parent by Company) and all arrangements reasonably satisfactory to Parent providing for Security Interest releases, canceled notes, trademark and patent assignments and other documents reasonably requested by Parent prior to Closing shall have been made;

6.1.14 (A) The Employment Agreements for each of Charlton C. Tooke, III, Tina M. Blasi, Douglas Kronenberg, Charles Pomeroy, Michael Parkinson, Edith Jardine and (i) if Charles Winters remains employed by Company as of the Closing Date, at least 11 of the remaining 13 Employment Agreements or (ii) if Charles Winters is not employed by Company as of the Closing Date, at least 12 of the remaining 13 Employment Agreements shall have been executed and shall be in full force and effect and (B) the Indemnification Agreement shall have been executed by each party thereto and shall be in full force and effect;

6.1.15 Each of the Stockholder Support Agreements shall remain in full force and effect and shall not have been breached by any stockholder party thereto;

6.1.16 All Indebtedness, other than travel and similar advances in the Ordinary Course of Business, of any stockholder of Company or any of their respective Affiliates (other than Company) or of the directors, officers and employees of Company or any of the Subsidiaries, on the one hand, to Company or any of the Subsidiaries, on the other hand, shall have been repaid in full;

6.1.17 No statute, rule, regulation, order, decree, ruling or injunction of any Governmental Authority shall be in effect which does or could reasonably be expected to (a) prevent consummation of any of the transactions contemplated by this Agreement, (b) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (c) affect adversely the right of Parent or any of its subsidiaries to own Company Shares or operate or control Company or any of the Subsidiaries or (d) cause a Material Adverse Change with respect to Company;

6.1.18 Parent shall have received, not later than three (3) Business Days prior to the Closing Date, a certificate executed by an authorized officer of Company, setting forth, in reasonable detail, a good faith estimate of the Transaction Costs;

6.1.19 Company shall have delivered to Parent a true and correct calculation of the Per Common Share Merger Consideration, Per Preferred Share Merger Consideration, Option Cash Payments and Warrant Cancellation Payments with respect to Company Shares, Options and Warrants and a true and correct schedule of the aggregate amounts payable to each Company Stockholder, Option Holder and Warrant Holder in respect of each class of Company Shares, Options and Warrants owned by such Company Stockholder, Option Holder and Warrant Holder, calculated as of the Closing Date, including if no amount of the Merger Consideration is payable to such Company Shareholder, accompanied by a certificate of Company representing and warranting that such schedule is true and correct. Such schedule and such representation and warranty shall be considered a representation and warranty pursuant to Section 4 hereof for all purposes of this Agreement Costs; and

6.1.20 Company shall have delivered to Parent (a) a true and correct description of the material terms of each Oral Agreement reasonably satisfactory to Parent and its counsel and (b) to the extent any Contract disclosed as unexecuted on Schedule 4.16 of Company Disclosure Letter becomes executed prior to the Closing Date, then Company shall deliver a true and complete copy of such Contract certified as such by an appropriate officer of Company.

Parent may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

6.2 Conditions to Obligation of Company. The obligation of Company to consummate the Merger is subject to satisfaction of the following conditions:

6.2.1 the representations and warranties of Parent and Merger Sub contained in this Agreement and in any document delivered pursuant to this Agreement shall be true and correct in all material respects (except to the extent that any representation or warranty contains a materiality qualifier in which case it shall be true in all respects) as of the date hereof and at and as of the Closing Date with the same effect as if made on and as of the Closing Date;

6.2.2 Parent shall have performed and complied with all of its covenants contained in this Agreement and in any other document delivered pursuant to this Agreement in all material respects through the Closing;

6.2.3 Parent shall have delivered to Company a certificate to the effect that each of the conditions specified above in Sections 6.2.1 and 6.2.2 is satisfied in all respects;

6.2.4 all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

6.2.5 the Escrow Agreement shall have been executed and delivered by Parent; and

6.2.6 no statute, rule, regulation, order, decree, ruling or injunction of any Governmental Authority shall be in effect which does or could reasonably be expected to prevent consummation of any of the transactions contemplated by this Agreement.

Company may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

7.	Remedies for Breaches of This Agreement.

7.1 Survival of Representations and Warranties. All representations and warranties of Company contained in Section 4 above, and all representations and warranties of Parent and Merger Sub contained in Section 3 above shall survive the Closing hereunder and continue in full force and effect for a period of two (2) years thereafter (the “Survival Period”).

7.2 Indemnification Provisions for Benefit of Parent. (a) In the event Company or any Company Stockholder (i) breaches any representation or warranty contained in this Agreement or in any document delivered pursuant hereto (including any Stockholder Support Agreement) or if any of such representations and warranties fails to be true and correct as of the date hereof and as of the Closing Date; (ii) breaches or fails to perform any covenant, agreement or obligation of Company or any Company Stockholder contained in this

Agreement or in any document delivered pursuant hereto (including any Stockholder Support Agreement) (without giving effect in any event to any “materiality”, “Material Adverse Change”, Knowledge or similar qualification), or (iii) fails to obtain the consents or assignments referred to on Schedule 4.14(e), and Parent makes a written claim for indemnification within the Survival Period, then, from and after the Closing Date, the Company Stockholders agree to indemnify, defend, and hold the Parent Parties, their Affiliates, and their respective stockholders, officers, directors, employees, agents, successors and assigns (each, a “Parent Indemnitee”) harmless from, against and in respect of the entirety of any Losses the Parent Indemnitees may suffer, sustain, incur or be required to pay for, resulting from, arising out of, relating to, in the nature of, or caused by such breach or failure, subject to the restrictions contained in Sections 7.5, 7.6, and 7.7 herein. Any action to be taken by the Company Stockholders after the Closing in connection with their indemnification obligations hereunder shall be taken by Company Stockholders’ Representatives in accordance with the terms of the Stockholders’ Representatives Agreement.

(b) Notwithstanding any provision to the contrary contained in this Agreement, the Company Stockholders agree to indemnify, defend and hold harmless Parent Indemnitees on an after-tax basis against (i) all Taxes, losses, claims, and expenses resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from the failure of any representation or warranty made pursuant to Section 4.12 of this Agreement to be true and correct as of the date of this Agreement and the Closing Date, (ii) all Taxes imposed on or asserted against the properties, income or operations of Company or the Subsidiaries, or for which Company or any of the Subsidiaries may otherwise be liable, for all Pre-Closing Periods; and (iii) all Taxes imposed on Company or any of the Subsidiaries with respect to any Pre-Closing Period as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any state, local or foreign law.

(c) All amounts paid pursuant to this Section 7.2 and Section 7.3 shall, to the extent permitted by applicable law, be treated as adjustments to the Purchase Price for all Tax purposes.

7.3 Indemnification Provisions for Benefit of Company Stockholders. In the event Parent or Merger Sub breaches any of its representations, warranties, and covenants contained herein; provided that Company Stockholders’ Representatives make a written claim for indemnification against Parent within the Survival Period, then, from and after the Closing Date, Parent agrees to indemnify, defend, and hold Company Stockholders, their Affiliates, and their respective stockholders, officers, directors, employers, agents, successors and assigns (each, a “Stockholder Indemnitee”) harmless from and against the entirety of any Losses any Stockholder Indemnitee may suffer, sustain, incur or be required to pay for resulting from, arising out of, relating to, in the nature of, or caused by the breach, subject to the restrictions contained in Sections 7.5, 7.6, and 7.7 herein.

7.4 Matters Involving Third Parties.

7.4.1 If any third party shall notify any Parent Indemnitee or Stockholder Indemnitee (“Indemnified Party”) with respect to any matter (other than a Tax matter which shall be governed by Section 7.4.4) which may give rise to a claim for indemnification (“Third Party Claim”) against any other Party (“Indemnifying Party”) under this Section 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof, in writing stating the nature and basis of such claims and the amount thereof, to the extent known; provided that (a) if any of the Parent Indemnitees is the Indemnified Party, such Parent Indemnitee shall satisfy its notice obligation by promptly notifying Company Stockholders’ Representatives, and (b) if any of the Stockholder Indemnitees is the Indemnified Party, then Company Stockholders’ Representatives shall satisfy its notice obligation by promptly notifying Parent; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party in accordance with the notice provisions of Sections 7.2 or 7.3 above or this Section 7.4.1 shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced thereby.

7.4.2 Any Indemnifying Party will have the right by notifying the Indemnified Party in writing to assume the defense of the Third Party Claim with counsel of his or her or its choice, at such Indemnifying

Party’s sole cost and expense, reasonably satisfactory to the Indemnified Party at any time within thirty (30) days (or within a shorter period of time, as may be required by notice of a Third Party Claim), after the Indemnified Party has given notice of the Third Party Claim; provided, however, that (i) the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard, (ii) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party and (iii) the Indemnifying Party shall promptly be entitled to assume the defense of such action only to the extent the Indemnifying Party acknowledges its indemnity obligation and assumes and holds such Indemnified Party harmless from and against the full amount of any Loss resulting therefrom; provided, further, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if: (i) such third party claim could reasonably be expected to give rise to Losses which are more than 150% of the amount indemnifiable by such Indemnifying Party; (ii) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (iii) the claim seeks an injunction or equitable relief against the Indemnified Party; (iv) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (v) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be detrimental to or injure the Indemnified Party’s reputation or future business prospects; or (vi) upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement or consent to entry of any judgment that is not entirely indemnifiable by the Indemnifying Party pursuant to this Section 7 and does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim. The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.

7.4.3 In the event that none of the Indemnifying Parties assumes and conducts the defense of the Third Party Claim in accordance with Section 7.4.2 above, however, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner he or it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (b) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7.

7.4.4 (a) Parent shall notify Company Stockholders’ Representatives upon receipt by Parent or any Affiliate of Parent (including Surviving Corporation and the Subsidiaries after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which Company may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). Company

Stockholders’ Representatives, at their sole expense, shall have the authority to represent the interests of Surviving Corporation and the Subsidiaries with respect to any Tax Matter before the Internal Revenue Service, any other taxing authority, any other Governmental Authority and shall have the sole right to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, a Tax Matter; provided, however, that none of Company Stockholders’ Representatives, Company Stockholders, or any of their respective Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter that adversely affects or may adversely affect the Tax liability of Parent, Company or any of the Subsidiaries or any Affiliate of the foregoing for any period ending after the Closing Date, including the portion of the Overlap Period that is after the Closing Date, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed. Company Stockholders’ Representatives shall keep Parent fully and timely informed with respect to the commencement, status and nature of any Tax Matter. Parent shall be permitted to make comments to Company Stockholders’ Representatives, regarding the conduct of or positions taken in any such proceeding.

(b) Except as otherwise provided in Section 7.4.4(a) above, Parent shall have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Tax Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of Company (or Surviving Corporation) and the Subsidiaries for all taxable periods; provided, however, that Parent shall not, and shall cause its Affiliates (including Surviving Corporation and the Subsidiaries) not to, enter into any settlement of any contest or otherwise compromise any issue with respect to the portion of the Overlap Period ending on or prior to the Closing Date without the prior written consent of Company Stockholders’ Representatives, which consent shall not be unreasonably withheld or delayed.

7.5 Threshold and Cap. No Indemnifying Party shall have any obligation to indemnify the Indemnified Party from and against any Losses resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of the Indemnifying Party until the Indemnified Party has suffered Losses by reason of all such breaches in excess of two hundred fifty thousand dollars ($250,000) in the aggregate (the “Deductible”), after which point the Indemnifying Party will be obligated only to indemnify the Indemnified Party from and against any Losses above the Deductible. Furthermore, the aggregate dollar amount of all payments that any Indemnifying Party shall be obligated to make to the Indemnified Party with respect to Losses arising out of or related to any breach of any representation or warranty in this Agreement (excluding, for this purpose, any Stockholder Support Agreement) or the failure of any representation or warranty in this Agreement (excluding, for this purpose, any Stockholder Support Agreement) to be true, shall not exceed the amount then currently in the Escrow Account.

7.6 Escrow. The Indemnity Escrow Amount will be available to compensate the Parent Indemnitees for any claims of indemnification they have under this Section 7 and amounts shall be released therefrom pursuant to the terms of the Escrow Agreement. The Indemnity Escrow Amount shall be the Parent Indemnitees’ sole recourse for any breaches of any representations or warranties in this Agreement (excluding, for this purpose, any Stockholder Support Agreement).

7.7 Exclusive Remedy. Except in the case of fraud or willful breach, Parent and Company each acknowledges and agrees that the foregoing indemnification provisions in this Section 7 shall, from and after the Closing Date, be the exclusive remedy of Parent and Company Stockholders with respect to Losses arising out of or related to any breach of any representation or warranty in this Agreement (excluding, for this purpose, any Stockholder Support Agreement) or the failure of any representation or warranty in this Agreement (excluding, for this purpose, any Stockholder Support Agreement) to be true.

8.	Termination.

8.1 Termination of Agreement. The Parties may terminate this Agreement at any time prior to Closing as provided below:

8.1.1 Parent and Company may terminate this Agreement by mutual written consent;

8.1.2 Parent or Company may terminate this Agreement if

(i) any Governmental Authority shall have enacted or promulgated any law, statute or regulation or issued a final, nonappealable order, decree, judgment or ruling or taken any other final, nonappealable action restraining, enjoining or otherwise prohibiting the Merger, or

(ii) the Merger shall not have been consummated by September 30, 2005 (the “Outside Date”); provided, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have resulted in the failure of the Closing to have occurred on or before the Outside Date; provided, further, that Company may not terminate this Agreement pursuant to this clause (ii) if any Company Stockholder’s failure to fulfill any of its obligations under any Stockholder Support Agreement shall have resulted in the failure of the Closing to have occurred on or before the Outside Date or

(iii) any approval, consent, Permit or license of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority, or such Governmental Authority shall have requested the permanent withdrawal of any application therefor, or any such approval shall be made subject to any condition or restriction which could reasonably be expected to have a Material Adverse Change with respect to Company or Parent;

8.1.3 Parent may terminate this Agreement by giving written notice to Company (a) in the event Company or any Company Stockholder has breached any representation, warranty, covenant or other agreement contained in this Agreement or in any document delivered pursuant hereto (including any Stockholder Support Agreement) or if any such representation or warranty of Company or any Company Stockholder shall have become untrue in either case which (i) would give rise to the failure of a condition set forth in Section 6.1 and (ii) cannot be or has not been cured on the earlier of (x) the twentieth (20th) Business Day after the giving written notice thereof to Company by Parent and (y) the third (3rd) Business Day prior to the Outside Date; and

8.1.4 Company may terminate this Agreement by giving written notice to Parent (a) in the event Parent has breached any representation, warranty, covenant or other agreement contained in this Agreement or in any document delivered pursuant hereto or if any such representation or warranty of Parent shall have become untrue in either case which (i) would give rise to the failure of a condition set forth in Section 6.2 and (ii) cannot be or has not been cured on the earlier of (x) the twentieth (20th) Business Day after the giving written notice thereof to the Parent by Company and (y) the third (3rd) Business Day prior to the Outside Date.

8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party except that the provisions of the last sentence of Section 5.4 (Review of Company), Section 8.1 (Termination), this Section 8.2, Section 11.1 (Press Releases and Public Announcements), Section 11.6 (Notices), Section 11.7 (Governing Law), Section 11.8 (Jurisdiction and Venue), Section 11.9 (Waiver of Jury Trial), Section 11.12 (Expenses), Section 11.13 (Construction), and Section 11.19 (Entire Agreement) shall survive any termination of this Agreement. Nothing in this Section 8.2 shall relieve any party of liability for any breach of this Agreement.

9.	Post-Closing Covenant.

Effective as of the Closing Date and for a period of six (6) years thereafter, Parent or the Surviving Corporation shall either (x) purchase and maintain directors’ and officers’ liability insurance to cover the directors and officers of Company currently covered by Company’s directors’ and officers’ liability insurance policy (a copy of which has been previously delivered to Parent) in commercially reasonable amounts but in no event less than the amount of such insurance held by Company as of the Effective Time or (y) cause Parent’s directors’ and officers’ liability insurance in effect from time to time to cover those Persons who are covered on the date of this Agreement by Company’s directors’ and officers’ liability insurance policy (any such insurance under (x) or (y), the “D&O Insurance”); provided, that in the case of clause (x) or (y) the annual premium for such D&O Insurance coverage need not exceed 125% of the last annual premium paid by Company for its D&O Insurance prior to the day of this Agreement (such premium payment being $35,000). In addition, for a period of six (6) years after the Closing Date, Parent shall, or shall cause Surviving Corporation, to, exculpate and indemnify the former officers and directors of Company immediately prior to the Closing Date in a manner that is not materially less advantageous to such officers and directors than the exculpation and indemnification currently available under the current Certificate of Incorporation and by-laws of Company.

10.	Company Stockholders’ Representatives.

10.1 Appointment and Authorization of Company Stockholders’ Representatives. In order to, inter alia, efficiently facilitate the consummation of the Merger, and in connection with the activities to be performed on Company Stockholders’ behalf under this Agreement and the Escrow Agreement, and in order to efficiently administer the defense and/or settlement of any claims for indemnity made pursuant to Section 7 of this Agreement, the Company Stockholders’ Representatives (and each successor appointed in accordance with Section 10.6) have been appointed to serve as the representative of the Company Stockholders and to act as the true and lawful attorneys-in-fact, on behalf of and for the benefit of each and every Company Stockholder, with full power of substitution, for the purposes and with the powers and authority set forth in this Section 10. In accordance with the foregoing, the Company Stockholders’ Representatives (and each successor appointed in accordance with Section 10.6) is hereby authorized and empowered with full power and authority pursuant hereto:

10.1.1 to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which Company Stockholders’ Representatives, in their reasonable discretion, will have consented to) and to agree to such amendments or modifications thereto as Company Stockholders’ Representatives, in their reasonable discretion, may deem necessary or desirable to give effect to the matters set forth in Section 2 and in Section 7;

10.1.2 to execute and deliver such amendments, waivers, and consents in connection with this Agreement and the Merger on behalf of Company as Company Stockholders’ Representatives, in their reasonable discretion, may deem necessary or desirable to give effect to the intentions of this Agreement;

10.1.3 as Company Stockholders’ Representatives, to enforce and protect Company Stockholders’ rights and interests arising out of or under or in any manner relating to this Agreement and the Escrow Agreement (including in connection with any indemnification claims under Section 7 above) and, in connection therewith, to (A) assert any claim or institute any action, (B) investigate, defend, contest or litigate any action, initiated by any Indemnified Party, or any other Person, against Company Stockholders and/or the Escrow Amount, and receive process on behalf of each Company Stockholder in any such action and compromise or settle on such terms as Company Stockholders’ Representatives determine to be appropriate, and give receipts, releases and discharges on behalf of all or any Company Stockholders with respect to any such action, (C) file any proofs, debts, claims and petitions as Company Stockholders’ Representatives may deem advisable or necessary, (D) settle or compromise any claims related to the Merger, (E) assume, on each Company Stockholder’s behalf, the defense of any claims related to the Merger, and (F) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing actions, it being understood that Company Stockholders’ Representatives will not have any obligation to take any such actions, and will not have liability for any failure to take any such action;

10.1.4 to enforce payment from the Escrow Account on Company Stockholders’ behalf, in Company Stockholders’ Representatives’ names or, if Company Stockholders’ Representatives so elect, upon at least fifteen (15) days’ prior written notice to Company Stockholders and in the absence of written instructions to the contrary, in the names of one or more Company Stockholders;

10.1.5 to cause to be paid out of the Escrow Account the full amount of any judgment or judgments and legal interest and costs awarded to any Indemnified Party who is a Parent Party under Section 7;

10.1.6 to refrain from enforcing any right of any Company Stockholder and/or of Company Stockholders’ Representatives arising out of or under or in any manner relating to this Agreement or the Escrow Agreement; and

10.1.7 to make, execute, acknowledge and deliver all such other contracts, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that Company Stockholders’ Representatives, in their sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in Sections 10.1.1 through 10.1.7 and the Merger.

10.2 Company Stockholders’ Representatives—Generally.

10.2.1 The grant of authority referred to in Section 10.1: (i) is coupled with an interest and has been granted, in part, as an inducement to Company and the Parent Parties to enter into this Agreement and to Company Stockholders to vote in favor of the Merger, and will be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Stockholder and will be binding on any successor thereto; (ii) subject to Section 10.6, may be exercised by any of Company Stockholders’ Representatives acting by signing as a Company Stockholders’ Representatives of any Company Stockholder; and (iii) will survive any distribution from the Escrow Account.

10.2.2 All decisions and actions by the Company Stockholders’ Representatives shall be binding upon all of the Company Stockholders, and no Company Stockholder shall have the right to object to, dissent from, protest or otherwise contest the same.

10.2.3 Each Company Stockholder that accepts payment of any consideration in respect of the Merger as contemplated herein shall be deemed, by such acceptance of payment, or by his, her or its execution of the letter of transmittal required pursuant to Section 2.2.1(b) (each, a “Letter of Transmittal”), or by the approval of this Agreement, as the case may be, to have agreed that (i) the provisions of this Section 10 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies such Company Stockholder may have in connection with this Agreement and the transactions contemplated hereby, and (ii) the provisions of this Section 10 shall be binding upon such Company Stockholder and the successors and assigns of such Company Stockholder.

10.2.4 In addition, each Company Stockholder that accepts payment of any consideration in respect of or in connection with the Merger as contemplated herein shall be deemed, by such acceptance of payment, or by his, her or its execution of the Letter of Transmittal, or by the approval of this Agreement, as the case may be, to have waived any claims he, she or it may have or assert, including those that may arise in the future, against the Company Stockholders’ Representatives, and any of their respective Affiliates, if applicable, for any action or inaction taken or not taken by such Company Stockholders’ Representatives in connection therewith.

10.2.5 In addition, each Company Stockholder, Option Holder, and Warrant Holder that accepts payment of any consideration in respect of the Merger as contemplated herein shall be deemed, by such acceptance of payment, or by his, her or its execution of the Letter of Transmittal, or by the approval of this Agreement, as the case may be, to have acknowledged and agreed that neither he, she or it nor any of his, her or its respective Affiliates will have any claims or rights to contribution or indemnity from Parent, Company, Merger Sub or the Surviving Corporation or any of its Subsidiaries or any of the respective Affiliates of the foregoing Persons with respect to any claims arising out of such Stockholder’s ownership of any equity interest or under the Stockholders Agreement or any liabilities that such Company Stockholder may have for actual fraud, intentional misrepresentation or active concealment and shall be deemed to have irrevocably and unconditionally released Parent, Company, Merger Sub, the Surviving Corporation and its Subsidiaries and their respective Affiliates from all such claims.

10.2.6 Any notice or communication delivered by Parent, Company, Merger Sub or the Surviving Corporation to the Company Stockholders’ Representatives shall, as between Parent, Company, Merger Sub or the Surviving Corporation, on the one hand, and the Company Stockholders, on the other hand, be deemed to have been delivered to all Company Stockholders. Parent, Company, Merger Sub and the Surviving Corporation shall be entitled to rely exclusively upon any communication or writings given or executed by the Company Stockholders’ Representatives in connection with any claims for indemnity and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Company Stockholders’ Representatives. Parent, Company, Merger Sub and the Surviving Corporation shall be entitled to disregard any notices or communications given or made by the Company Stockholders in connection with any claims for indemnity or otherwise unless given or made through the Company Stockholders’ Representatives.

10.3 Limitation of Liability; Indemnification.

10.3.1 None of the Company Stockholders’ Representatives, Parent, Merger Sub, the Surviving Corporation, the Subsidiaries, and, if applicable, their respective directors, officers or stockholders, and any Affiliates of any of their respective directors, officers or stockholders, will have any liability to any holder of Company Shares or to any other Person with respect to actions taken or omitted to be taken by the Company Stockholders’ Representatives, except that the foregoing shall not relieve the Company Stockholders’ Representatives of any liability to a holder of Company Shares or to any other Person with respect to any action which is finally determined by a court of competent jurisdiction to constitute bad faith or willful misconduct on the part of the Company Stockholders’ Representatives and, in each case, subject to Section 10.3.2 below.

10.3.2 In no event will the Company Stockholders’ Representatives be responsible for any punitive, consequential, incidental or special damages, including loss of revenue or income, diminution in value, business interruption, cost of capital or loss of business reputation or opportunity whatsoever arising out of this agreement, even if the representative has been advised of the possibility of such damages. The foregoing shall apply regardless of the negligence or other fault of any party and regardless of whether such liability arises in contract, negligence, tort, strict liability or any other theory of liability.

10.3.3 Each Company Stockholder hereby agrees to indemnify and hold harmless the Company Stockholders’ Representatives, and, if applicable, their respective directors, officers and stockholders, and the Affiliates of any of such directors, officers and stockholders (the “Representative Parties”), from any Losses that a Representative Party may suffer or incur in connection with the performance of the Company Stockholders’ Representatives’ duties and obligations in connection with this Agreement and the documents delivered in connection with the Agreement to which it is a party, except to the extent such actions are finally determined by a court of competent jurisdiction to constitute bad faith or willful misconduct on the part of such Company Stockholders’ Representatives.

10.4 Action by Company Stockholders’ Representatives.

10.4.1 In order for any action to be taken by Company Stockholders’ Representatives, all four (4) Company Stockholders’ Representatives shall be entitled to vote on the action and the action shall be approved by an affirmative vote of at least three (3) of the four (4) Company Stockholders’ Representatives.

10.4.2 Company Stockholders’ Representatives can act either through a meeting or by a majority consent, in writing or by electronic transmission. A meeting of Company Stockholders’ Representatives can be in person or by means of conference telephone or similar communications equipment by means of which all Company Stockholders’ Representatives participating in the meeting can hear each other.

10.4.3 Upon the approval of an action by Company Stockholders’ Representatives pursuant to the procedure set forth in this Section 10.4, any of Company Stockholders’ Representatives shall be authorized, individually, to carry out such action on behalf of Company Stockholders’ Representatives, collectively.

10.5 Compensation; Exculpation; Indemnity.

10.5.1 Company Stockholders’ Representatives will not be entitled to any fee, commission, or other compensation for the performance of their services hereunder, but will be entitled to the payment of all of their out-of-pocket expenses incurred as Company Stockholders’ Representatives, and in furtherance of the foregoing, may pay or cause to be paid or reimburse itself for the payment of any and all such expenses out of any amounts released from the Escrow Account for Company Stockholders’ benefit.

10.5.2 In dealing with this Agreement, the Escrow Agreement, and any instruments, agreements or documents relating thereto, and in exercising or failing to exercise all or any of the powers conferred upon Company Stockholders’ Representatives hereunder or thereunder, (i) Company Stockholders’ Representatives will not assume any, and will incur no, liability whatsoever to any Company Stockholder because of any error in judgment or other act or omission performed or omitted hereunder or in connection with this Agreement or the Escrow Agreement; and (ii) Company Stockholders’ Representatives will be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Company Stockholders’ Representatives pursuant to such advice will not subject Company Stockholders’ Representatives to liability to any Company Stockholder.

10.5.3 Losses suffered, sustained or incurred by any Company Stockholder shall not include any costs or expenses incurred by Company Stockholders’ Representatives in exercising their rights or fulfilling their obligations hereunder. Notwithstanding anything to the contrary in this Agreement, none of the Parent Parties shall be liable for such costs or expenses incurred by the Company Stockholders’ Representatives.

10.6 Removal and Replacement of Company Stockholders’ Representatives; Successor Company Stockholders’ Representatives.

10.6.1 If any of Company Stockholders’ Representatives, or his or her heir or personal representative, as the case may be, advises Company Stockholders that such Company Stockholders’ Representative resigns or is otherwise unavailable to perform his/her duties hereunder, within three (3) Business Days of notice of such advice, a Company Stockholders’ Representative, who must be a Company Stockholder, will be appointed by Company Stockholders who held, as of immediately prior to the Closing, a majority of the voting power with respect to the Series A-1 Preferred Shares and Series B-1 Preferred Shares, voting as a single class.

10.6.2 Any Company Stockholders’ Representative may be removed at any time by a written notice, delivered by Indemnity Escrow Participants who received a majority of the Merger Consideration. No Company Stockholders’ Representative may be removed until Indemnity Escrow Participants who received a majority of the Merger Consideration have replaced such Company Stockholders’ Representatives by written notice delivered to the other Company Stockholders’ Representatives, Company Stockholders and the Parent Parties.

10.6.3 If any successor Company Stockholders’ Representative is appointed under Sections 10.6.1 or 10.6.2, such appointment will be effective upon delivery of written notice thereof, executed by Indemnity Escrow Participants who received a majority of the Merger Consideration, to the other Company Stockholders’ Representatives, Company Stockholders, and the Parent Entities. Any successor Company Stockholders’ Representative will have all of the authority and responsibilities conferred upon or delegated to a Company Stockholders’ Representative pursuant to this Section 10.

10.7 Reliance; Limitation as to the Parent Parties.

10.7.1 The Parent Entities may conclusively and absolutely rely, without inquiry, and until the receipt of written notice of a change of any of Company Stockholders’ Representatives under Section 10.6, may continue to rely, without inquiry, upon the action of Company Stockholders’ Representatives as the action of each Company Stockholder, Option Holder and Warrant Holder in all matters referred to in this Section 10, and in the event the Company Stockholders’ Representatives have received notice, or taken action, or consented to any action hereunder, no Company Stockholder, Option Holder, and Warrant Holder shall have any power or authority to object under any provision of this Agreement; provided, however, that if Parent is given written notice of the appointment of a successor Company Stockholders’ Representative under Section 10.6, the Parent Parties and Company Stockholders, Option Holder, and Warrant Holder will only be able to so rely upon the action of, such successor Company Stockholders’ Representative as a Company Stockholders’ Representative for all purposes under this Agreement.

11.	Miscellaneous.

11.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Parent and Company; provided, however, that any Party may make any public disclosure it believes in good faith, is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties and obtain their approval prior to making the disclosure).

11.2 No Third Party Beneficiaries. Except as expressly provided herein in Section 9, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.3 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any Party’s rights, interests, or obligations hereunder without the prior written approval of Parent and Company.

11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.5 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.6 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing to the addresses set forth herein. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) upon personal delivery to the party to be notified; (b) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid, and addressed; (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; or (d) when sent, if sent by facsimile transmission, if receipt thereof is confirmed by telephone.

If to Parent:

WellPoint, Inc.

120 Monument Circle

Indianapolis, IN 46204

Facsimile: (317) 488-6616

Attention: Michael C. Wyatt, Esq.

With a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Facsimile: (212) 354-8113

Attention:  Daniel G. Dufner, Esq.

                  Gregory Pryor, Esq.

If to Company:

Lumenos, Inc.

1801 N. Beauregard Street

Suite 10

Alexandria, VA 22311-1701

Attention: Chief Executive Officer

and, if to the Company Stockholders’ Representatives:

Mike Kluger

c/o AIG Altaris Health Partners

101 East 52nd Street

11th Floor

New York, NY 10022

Facsimile: (212) 931-0247

Marlene Krauss, M.D.

c/o KBL Healthcare Ventures

645 Madison Avenue

14th Floor

New York, NY 10022

Facsimile: (212) 319-5591

Zubeen Shroff

c/o Galen Associates

610 Fifth Avenue

5th Floor

New York, NY 10020

Facsimile: (212) 218-4999

Charlton Tooke

c/o Lumenos, Inc.

1801 N. Beauregard Street

Ste. 10

Alexandria, VA 22311-1701

Facsimile: (703) 236-6505

Any Party or any Company Stockholders’ Representative may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party or any Company Stockholders’ Representative may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

11.8 Jurisdiction and Venue. The Parties acknowledge that a substantial portion of negotiations and anticipated performance and execution of this Agreement occurred or shall occur in New York, and that, therefore, each of the Parties irrevocably and unconditionally: (a) agrees that the enforcement of any judgment or equitable remedy arising out of or relating to this Agreement may be brought in the courts of record of the State of New York in New York County or the District Court of the United States, Southern District of New York; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such Party by U.S. registered mail in accordance with the provisions of Section 11.6, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in said state.

11.9 Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each Party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 11.9.

11.10 Amendments and Waivers. No amendment of any provision of this Agreement or waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder shall be valid unless the same shall be in writing and signed by Parent and Company. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

11.12 Expenses. Any fees or costs (including legal) incurred by the Parties in connection with this Agreement or any of the transactions contemplated hereby shall be the obligation of, and paid by, the Parties incurring such obligations; provided, however, that Transaction Costs shall be deducted from the Merger Consideration as provided in Section 2 above.

11.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

11.14 Extensions; Waiver.

11.14.1 At any time prior to the Effective Time, Parent, on the one hand, and Company, on the other, to the extent legally allowed, may (i) extend the time for the performance of any of the obligations of the other Party, (ii) waive any inaccuracies in the representations and warranties made by such other Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.

11.14.2 No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

11.15 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but all of which together will constitute one instrument.

11.17 Electronic Signatures.

11.17.1 Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Law relating to or enabling the creation, execution, delivery, or recordation of any Contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the Parties, no Party will be deemed to have executed this Agreement or other document contemplated hereby (including any amendment or other change thereto) unless and until such Party shall have executed the Agreement or other document on paper by a handwritten Original Signature or any other symbol executed or adopted by a Party with current intention to authenticate such document.

11.17.2 Delivery of a copy of this Agreement or such other document bearing an Original Signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the Original Signature. “Originally Signed” or “Original Signature” means or refers to a signature that has not been mechanically or electronically reproduced.

11.18 Further Assurances. At any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further and commercially reasonable action (including the execution of further instruments and documents) as any other Party, including Company Stockholders’ Representatives on behalf of Company, reasonably may request.

11.19 Entire Agreement. With the exception of that certain Confidentiality Agreement, by and between Company and Parent, and dated as of February 18, 2005, which shall remain in effect, this Agreement, including all schedules, exhibits and other documents referred to herein, constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof and may not be modified, amended, or terminated except in accordance with the terms of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first above written.

WELLPOINT, INC.	LIGHT ACQUISITION CORP.

/s/ DAVID C. COLBY	/s/ DAVID C. COLBY
Signature	Signature

David C. Colby	David C. Colby
Print Name	Print Name

Executive Vice President and
Chief Financial Officer	President
Title	Title

May 3, 2005	May 3, 2005
Date	Date

LUMENOS, INC.

/s/ CHARLTON C. TOOKE, III
Signature

Charlton C. Tooke, III
Print Name

Chief Executive Officer
Title

May 2, 2005
Date